Filed Pursuant to Rule 424(b)(2)
File Number 333-198735

Commodity Terms Supplement to the Prospectus and the Prospectus Supplement, each as may be amended from time to time, that form a part of Registration Statement No. 333-198735 – No. 27

GS Finance Corp. Medium-Term Notes, Series E guaranteed by The Goldman Sachs Group, Inc. Commodity Terms Supplement

Notes Linked to the Performance

of One or More Commodity Indices, Spot Prices of Physical Commodities or Commodity Futures Contracts

GS Finance Corp. may from time to time offer and sell notes, the payments and performance of which will be linked to the performance of one or more commodity indices, spot prices of physical commodities or commodity futures contracts (which we refer to as underliers). Specifically, the payments and performance of the notes may be linked to a single underlier or multiple underliers (either as a basket of underliers or the lesser performing of two or more underliers).

The accompanying prospectus and the accompanying prospectus supplement, each as may be amended from time to time, that form a part of Registration Statement No. 333-198735, and this commodity terms supplement no. 27 describe some of the terms that may apply generally to the notes, including any notes you purchase. A separate pricing supplement, which we refer to as the applicable pricing supplement and, if specified in the applicable pricing supplement, a separate product supplement, which we refer to as the applicable product supplement, will describe additional terms that apply to your notes. The applicable pricing supplement will identify whether any of the underliers described here will be used to calculate a return on your notes, and the applicable pricing supplement and the applicable product supplement, if any, may each also describe any additions or changes to the descriptions of the underliers or terms of the notes set forth in this commodity terms supplement no. 27.

This commodity terms supplement no. 27 contains the following:

●

Certain risks applicable to the notes. You should read these risks in conjunction with the risks and considerations described in the applicable pricing supplement, the applicable product supplement, if any, the accompanying prospectus supplement and the accompanying prospectus.

●	Certain terms that may relate to your notes in addition to the description of the notes contained in the pricing supplement and product supplement, if any, described above.
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Descriptions of certain dates that may relate to your notes, including the determination date (the final date on which a calculation is made to determine the amount payable on the notes), any call observation date (a date on which a calculation is made to determine if the notes will be called on an applicable call payment date) and any coupon observation date (a date on which a calculation is made to determine the amount of any coupon, if any, that will be paid on an applicable coupon payment date). If your notes are linked to multiple underliers (for example, where the amounts payable under the notes are linked to the performance of a basket of underliers or the lesser performing of two or more underliers), the applicable dates set forth above, which are dates on which calculations are made, may differ due to market disruption events and/or non-trading days from the dates on which the levels of one or more underliers are determined for the purposes of such calculations.

●	A description of certain underliers to which your notes may be linked.

Your investment in the notes involves certain risks. See “Additional Risk Factors Specific to the Notes” beginning on page S-1 to read about investment risks relating to the notes.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this commodity terms supplement no. 27, the applicable pricing supplement, the applicable product supplement, if any, the accompanying prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

GS Finance Corp. may use this commodity terms supplement no. 27 in the initial sale of the notes. In addition, Goldman, Sachs & Co. (GS&Co.), or any other affiliate of GS Finance Corp. may use this commodity terms supplement no. 27 in a market-making transaction in a note after its initial sale. Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this commodity terms supplement no. 27 is being used in a market-making transaction.

Goldman, Sachs & Co.

Commodity Terms Supplement No. 27 dated December 22, 2015.

In this commodity terms supplement no. 27, when we refer to a “note” we mean a note linked to one of the underliers specified herein unless the context requires otherwise. Please note that in this commodity terms supplement no. 27, references to “GS Finance Corp.”, “we”, “our”, and “us” refer only to GS Finance Corp. and do not include its consolidated subsidiaries or affiliates. Also, references to “The Goldman Sachs Group, Inc.”, our parent company, refer only to The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries, while references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. References to “holders” mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company (“DTC”). Please review the special considerations that apply to owners of beneficial interests in the accompanying prospectus, under “Legal Ownership and Book-Entry Issuance”. References in this commodity terms supplement no. 27, the applicable product supplement, if any, and the applicable pricing supplement to the notes having a face amount of $1,000 are intended as illustrative; the actual face amount of the notes will be reflected in aggregate on the global note representing the notes. Also, references to the “accompanying prospectus” mean the accompanying prospectus, as supplemented by the accompanying prospectus supplement for Medium-Term Notes, Series E, each of GS Finance Corp. and The Goldman Sachs Group, Inc. and each as may be amended from time to time, that form a part of Registration Statement No. 333-198735. References to the “indenture” in this commodity terms supplement no. 27 mean the senior debt indenture, dated October, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture is referred to as the “GSFC 2008 indenture” in the above-referenced accompanying prospectus supplement for Medium-Term Notes, Series E.

The Notes Are Part of a Series

The notes are part of a series of debt securities, entitled “Medium-Term Notes, Series E”, that we may issue under our indenture from time to time. The notes are “indexed debt securities”, as defined in the accompanying prospectus. The notes will be fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This commodity terms supplement no. 27 describes certain underliers and certain other terms that may apply to the notes. The applicable pricing supplement will identify whether any of the underliers described herein will be used to calculate a return on your notes, and the applicable pricing supplement may also describe any additions or changes to the descriptions of the underliers or terms of the notes. We describe terms that apply generally to all Series E medium-term notes in “Description of Notes We May Offer” and “Description of Debt Securities We May Offer” in the accompanying prospectus supplement for Series E medium-term notes and the accompanying prospectus, respectively. The terms described here supplement those described in the accompanying prospectus and prospectus supplement and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Please note that the information about the settlement or trade dates, issue price, underwriting discounts or commissions and net proceeds to us in the applicable pricing supplement relates only to the initial issuances and sales of your notes. If you have purchased your notes in a market-making transaction after any initial issuance and sale, any such relevant information about the sale to you will be provided in a separate confirmation of sale.

Specific Terms Will Be Described in Pricing Supplements and Product Supplements

The specific terms of your notes will be described in a pricing supplement and the applicable product supplement, if any, accompanying this commodity terms supplement no. 27. The terms described there are in addition to those described here and in the accompanying prospectus and the accompanying prospectus supplement. If the description of any underlier to which your notes are linked or the terms described in the applicable pricing supplement are inconsistent with those described here or in the applicable product supplement, if any, accompanying prospectus or accompanying prospectus supplement, the description of the underlier and the terms in the applicable pricing supplement are controlling. If the applicable pricing supplement specifies a different meaning for any term described here, that modified definition will be deemed to apply to this commodity terms supplement no. 27 for all purposes with respect to your notes. If the applicable product supplement, if any, specifies different terms for your notes or a different meaning for any term described herein, the meaning or term contained in the applicable product supplement, if any, will control unless the applicable pricing supplement provides a different meaning, in which case the applicable pricing supplement will control.

ADDITIONAL RISK FACTORS SPECIFIC TO THE NOTES

An investment in your notes is subject to the risks described below as well as the risks and considerations described in the applicable pricing supplement, the applicable product supplement, if any, the accompanying prospectus supplement and the accompanying prospectus. Your notes are a riskier investment than ordinary debt securities. You should carefully consider whether the notes are suited to your particular circumstances.

Although we have classified the risks described below into four categories (general risks, additional risks related to commodity indices, additional risks related to spot prices of physical commodities and additional risks related to commodity futures contracts), the order in which these categories are presented is not intended to signify any decreasing (or increasing) significance of these risks. You should read all of the risks described below as well as the risks and considerations described in the applicable pricing supplement, the applicable product supplement, if any, the accompanying prospectus supplement and the accompanying prospectus.

General Risks

You May Lose Your Entire Investment in the Notes

You can lose all or substantially all of your investment in the notes. The cash payment on your notes on the stated maturity date will be based on the performance of the applicable underlier or underliers.

Also, the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for your notes. Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.

Your Notes May Pay a Coupon at a Low Rate or They May Pay No Coupon at All

The applicable pricing supplement will state whether your notes pay a coupon. Therefore, your notes may pay no coupon at all. If your notes do pay a coupon, they may do so at a rate that is below the prevailing market rate for our debt securities that are not linked to the performance of one or more commodity indices, spot prices of physical commodities or commodity futures contracts. Consequently, unless the amount payable on your notes on the stated maturity date substantially exceeds the amount you paid for your notes, the overall return you earn on your notes could be less than what you would have earned by investing in non-indexed debt securities that bear interest at prevailing market rates.

The Notes Are Subject to the Credit Risk of GS Finance Corp., as Issuer, and the Credit Risk of The Goldman Sachs Group, Inc., as Guarantor

Although the return on the notes will be based on the performance of the underlier, the payment of any amount due on the notes is subject to the credit risk of GS Finance Corp., as issuer of the notes, and the credit risk of The Goldman Sachs Group, Inc., as guarantor of the notes. The notes are our unsecured obligations. Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the notes, to pay all amounts due on the notes, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness. See “Description of Notes We May Offer — Information About Our Medium-Term Notes, Series E Program — How the Notes Rank Against Other Debt” on page S-4 of the accompanying prospectus supplement and “Description of Debt Securities We May Offer—Guarantee by The Goldman Sachs Group, Inc.” on page 32 of the accompanying prospectus.

You Have No Rights with Respect to Any Physical Commodity, Commodity Futures Contract or Underlier Commodity, as Applicable, or Rights to Receive Any of the Foregoing

We refer to the physical commodities or the commodity futures contracts upon which the underlier or underliers are based as underlier commodities. Investing in your notes will not make you a holder of any physical commodity, commodity futures contract (or options thereon) or underlier or in a collective investment vehicle that invests in the foregoing. Neither you nor any other holder or owner of your notes will have any rights with respect to such physical commodities, commodity futures contracts or underliers. Your notes will be paid in cash, and you will have no right to receive delivery of any such commodities.

Other Investors in the Notes May Not Have the Same Interests as You

Other investors in the notes are not required to take into account the interests of any other investor in exercising remedies or voting or other rights in their capacity as securityholders or in making requests or recommendations to Goldman Sachs as to the establishment of other transaction terms. The interests of other investors may, in some circumstances, be adverse to your interests. For example, certain investors may take short positions (directly or indirectly through derivative transactions) on assets that are the same or similar to your notes or the underlier, underliers or underlier commodities to which your notes are linked, directly or indirectly, which may adversely impact the market for or value of your notes.

Anticipated Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Notes and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes

As we describe in the applicable pricing supplement and product supplement, if any, Goldman Sachs expects to hedge our obligations under the notes by purchasing underlier commodities (including futures contracts) and/or other instruments linked to the underlier, underliers or underlier commodities. Goldman Sachs also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the underlier, underliers or underlier commodities at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the determination date for your notes. Alternatively, Goldman Sachs may hedge all or part of our obligations under the notes with unaffiliated distributors of the notes which we expect will undertake similar market activity. Goldman Sachs may also enter into, adjust and unwind hedging transactions relating to other underlier-linked notes whose returns are linked to changes in the level of the underlier, underliers or underlier commodities.

In addition to entering into such transactions itself, or distributors entering into such transactions, Goldman Sachs may structure such transactions for its clients or counterparties, or otherwise advise or assist clients or counterparties in entering into such transactions. These activities may be undertaken to achieve a variety of objectives, including: permitting other purchasers of the notes or other securities to hedge their investment in whole or in part; facilitating transactions for other clients or counterparties that may have business objectives or investment strategies that are inconsistent with or contrary to those of investors in the notes; hedging the exposure of Goldman Sachs to the notes including any interest in the notes that it reacquires or retains as part of the offering process, through its market-making activities or otherwise; enabling Goldman Sachs to comply with its internal risk limits or otherwise manage firmwide, business unit or product risk; and/or enabling Goldman Sachs to take directional views as to relevant markets on behalf of itself or its clients or counterparties that are inconsistent with or contrary to the views and objectives of the investors in the notes.

Any of these hedging or other activities may adversely affect the levels of the underlier, underliers or underlier commodities and therefore the market value of your notes and the amount we will pay on your notes, if any, at maturity. In addition, you should expect that these transactions will cause Goldman Sachs or its clients, counterparties or distributors to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the notes. Neither Goldman Sachs nor any distributor will have any obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the notes, and may receive substantial returns on hedging or other activities while the value of your notes declines. In addition, if the distributor from which you purchase notes is to conduct hedging activities in connection with the notes, that distributor may otherwise profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the distributor receives for the sale of the notes to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the distributor to sell the notes to you in addition to the compensation they would receive for the sale of the notes. See the applicable pricing supplement and product supplement, if any, for a further discussion of transactions in which Goldman Sachs may engage.

Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients Could Negatively Impact Investors in the Notes

Goldman Sachs is a global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. As such, it acts as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker and lender. In those and other capacities, Goldman Sachs purchases, sells or holds a broad array of investments, actively trades securities, derivatives, loans, commodities, currencies, credit default swaps, indices, baskets and other financial instruments and products for its own account or for the accounts of its customers, and will have other direct or indirect interests, in the global fixed income, currency, commodity, equity, bank loan and other markets. Any of Goldman Sachs’ financial market activities may, individually or in the aggregate, have an adverse effect on the market for your notes, and you should expect that the interests of Goldman Sachs or its clients or counterparties will at times be adverse to those of investors in the notes. Goldman, Sachs & Co. and its affiliates actively trade commodities contracts, options on commodities contracts, over-the-counter contracts and other instruments and derivative products based on numerous commodities. Trading in any of the foregoing by Goldman, Sachs & Co. and its affiliates and unaffiliated third parties could adversely affect the value of the commodities to which your notes are linked which could in turn affect the return on and the value of your notes.

Goldman Sachs regularly offers a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to your notes, or similar or linked to the underlier, underliers or underlier commodities, as applicable. Investors in the notes should expect that Goldman Sachs will offer securities, financial instruments, and other products that will compete with the notes for liquidity, research coverage or otherwise.

Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes

Goldman Sachs actively makes markets in and trades financial instruments for its own account and for the accounts of customers. These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products. Goldman Sachs’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which Goldman Sachs takes positions, or expects to take positions, include underliers, underlier commodities and other instruments linked or related to the underlier, underliers or underlier commodities. Market making is an activity where Goldman Sachs buys and sells on behalf of customers, or for its own account, to satisfy the expected demand of customers. By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments. As a result, you should expect that Goldman Sachs will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the notes.

If Goldman Sachs becomes a holder of any underlier, underliers or underlier commodities in its capacity as a market-maker or otherwise, any actions that it takes in its capacity as a holder will not necessarily be aligned with, and may be inconsistent with, the interests of investors in the notes.

You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes

Goldman Sachs and its personnel, including its sales and trading, investment research and investment management personnel, regularly make investment recommendations, provide market color or trading ideas, or publish or express independent views in respect of a wide range of markets, including markets in commodities and commodity futures contracts, issuers, securities and instruments. They regularly implement, or recommend to clients that they implement, various investment strategies relating to these markets, issuers, securities and instruments. Any of these recommendations and views may be negative with respect to the underlier, underliers or underlier commodities, or other securities or instruments similar to or linked to the foregoing or result in trading strategies that have a negative impact on the market for any such securities or instruments, particularly in illiquid markets. In addition, you should expect that personnel in the trading and investing businesses of Goldman Sachs will have or develop independent views of the underlier, underliers or underlier commodities, the relevant industry or other market trends, which may not be aligned with the views and objectives of investors in the notes.

The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties

A completed offering may reduce Goldman Sachs’ existing exposure to the underlier, underliers or underlier commodities or securities and instruments similar to or linked to the foregoing, including exposure gained through hedging transactions in anticipation of this offering. An offering of notes will effectively transfer a portion of Goldman Sachs’ exposure (and indirectly transfer the exposure of Goldman Sachs’ hedging or other counterparties) to investors in the notes.

The terms of the offering (including the selection of the underlier or underliers and the establishment of other transaction terms) may have been selected in order to serve the investment or other objectives of Goldman Sachs or another client or counterparty of Goldman Sachs. In such a case, Goldman Sachs would typically receive the input of other parties that are involved in or otherwise have an interest in the offering, transactions hedged by the offering, or related transactions. The incentives of these other parties would normally differ from and in many cases be contrary to those of investors in the notes.

Past Performance is No Guide to Future Performance

The actual performance of the underlier or underliers over the life of the notes, as well as the amount payable at maturity, may bear little relation to the historical closing levels of the underlier or underliers set forth in the applicable pricing supplement or to the hypothetical return examples set forth in the applicable product supplement, if any, and pricing supplement. We cannot predict the future performance of the underlier, underliers or underlier commodities.

The Calculation Agent Will Have the Authority to Make Determinations That Could Affect the Market Value of Your Notes, When Your Notes Mature and the Amount You Receive, if Any, at Maturity

As of the date of this commodity terms supplement no. 27, we have appointed GS&Co. as the calculation agent for the notes. As calculation agent for your notes, GS&Co. will make all determinations with respect to the notes as specified in the applicable pricing supplement or product supplement, if any, including, among other things, whether the determination date or an averaging date, call observation date or coupon observation date, as applicable, is a trading day or whether a market disruption event has occurred or is continuing on the determination date or on any averaging date, call observation date, coupon observation date or measurement period observation date, as applicable, and in some cases the levels of the underlier or underliers. The calculation agent also has discretion in making certain adjustments relating to a discontinuation or modification of an underlier, individually or with respect to multiple underliers. The exercise of this discretion by GS&Co. could adversely affect the value of your notes and may present GS&Co. with a conflict of interest. We may change the calculation agent at any time without notice, and GS&Co. may resign as calculation agent at any time upon 60 days’ written notice to GS Finance Corp.

The Calculation Agent Can Postpone the Determination Date, Averaging Date, Call Observation Date or Coupon Observation Date if a Non-Trading Day Occurs and Can Postpone the Determination Date, Averaging Date, Call Observation Date, Coupon Observation Date or Measurement Period Observation Date if a Market Disruption Event Occurs or is Continuing

Unless otherwise specified in the applicable pricing supplement, if the calculation agent determines that any day that is scheduled to be the determination date or any averaging date, call observation date or coupon observation date is not a trading day, the determination date, applicable averaging date, call observation date or coupon observation date, as applicable, will be postponed as set forth under “Supplemental Terms of the Notes — Consequences of a Non-Trading Day or a Market Disruption Event”. If the calculation agent determines that a market disruption event with respect to the underlier has occurred or is continuing on any day that is the originally scheduled or adjusted determination date or any averaging date, call observation date, coupon observation date or measurement period observation date, such originally scheduled or adjusted determination date or such originally scheduled or adjusted averaging date, call observation date, coupon observation date or measurement period observation date, as applicable, will be postponed as set forth under “Supplemental Terms of the Notes — Consequences of a Non-Trading Day or a Market Disruption Event”.

As a result of any of the foregoing, the stated maturity date, coupon payment date, or call payment date, as applicable, for your notes may also be postponed, as described below under “Supplemental Terms of the Notes — Stated Maturity Date”, “— Call Payment Dates” or “— Coupon Payment Dates”, as applicable, and “Supplemental Terms of the Notes — Consequences of a Non-Trading Day or a Market Disruption Event”. In such a case, you may not receive the cash payment, if any, that we are obligated to deliver on the stated maturity date, coupon payment date or call payment date, as applicable, until several days after the originally scheduled stated maturity date, coupon payment date or call payment date, as applicable. Moreover, if the closing level of an underlier is not available on the determination date or any averaging date, call observation date, coupon observation date or measurement period observation date, as applicable, because of a non-trading day, a market disruption event or for any other reason (except as described under “Supplemental Terms of the Notes — Discontinuance or Modification of an Underlier” below), in certain circumstances the calculation agent will determine the underlier level in accordance with the procedure described under “Supplemental Terms of the Notes — Consequences of a Non-Trading Day or a Market Disruption Event” below.

Legal and Regulatory Changes Could Adversely Affect the Return on and Value of Your Notes

The Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank), which effected substantial changes to the regulation of the futures and over-the-counter (OTC) derivative markets, was enacted in July 2010. Dodd-Frank requires regulators, including the Commodity Futures Trading Commission (CFTC), to adopt regulations to implement many of the requirements of the legislation. While the CFTC has adopted many of the required regulations, a number of them have only recently become effective, and certain requirements remain to be finalized. The ultimate impact of the regulatory scheme, therefore, cannot yet be fully determined. Under Dodd-Frank, the CFTC approved a final rule to impose limits on the size of positions that can be held by market participants in futures and OTC derivatives on physical commodities. Those rules were challenged in federal court by industry groups and were vacated by a decision of the court in 2012. While the CFTC subsequently proposed the new rules that have not yet been adopted on position limits and the aggregation of positions by market participants under common control and by trading managers, their ultimate scope and impact, as well as the content, scope or impact of other CFTC rules, cannot be conclusively determined at present, and these limits could restrict the ability of certain market participants to participate in the commodities, futures and swap markets and markets for other OTC derivatives on physical commodities to the extent and at the levels that they have in the past. These factors may also have the effect of reducing liquidity and increasing costs in these markets as well as affecting the structure of the markets in other ways. In addition, these legislative and regulatory changes have increased, and will continue to increase, the level of regulation of markets and market participants, and therefore the costs of participating in the commodities, futures and OTC derivatives markets. Without limitation, these changes require many OTC derivatives transactions to be executed on regulated exchanges or trading platforms and cleared through regulated clearing houses. Swap dealers (as defined by the CFTC) are also required to be registered and are or will be subject to various regulatory requirements, including, but not limited to, proposed capital and margin requirements, record keeping and reporting requirements and various business conduct requirements. These legislative and regulatory changes, and the resulting increased costs and regulatory oversight requirements, could result in market participants being required to, or deciding to, limit their trading activities, which could cause reductions in market liquidity and increases in market volatility. In addition, transaction costs incurred by market participants are likely to be higher than in the past, reflecting the costs of compliance with the new regulations. These consequences could adversely affect the level of the underlier, underliers or underlier commodities, which could in turn adversely affect the return on and value of your notes.

In addition, other regulatory bodies have passed or proposed, or may propose in the future, legislation similar to that proposed by Dodd-Frank or other legislation containing other restrictions that could adversely impact the liquidity of and increase costs of participating in the commodities markets. For example, the EU MiFID II Directive (2014/65/EU), which was published in the Official Journal of the European Union on June 12, 2014 and which came into force on July 2, 2014, introduced a new regime for EU Member States to establish and apply position limits on the net position which a person can hold at any time in commodity derivatives traded on trading venues and in economically equivalent OTC contracts. These position limits are to be set according to a methodology which will be determined by the European Securities and Markets Authority (“ESMA”). ESMA is consulting on draft technical standards for the methodology for calculating position limits and various other factors surrounding the application of position limits, and therefore the scope of the final rules remains unclear.

By way of further example, the European Market Infrastructure Regulation (Regulation (EU) No 648/2012) (“EMIR”) currently requires reporting of derivatives and various risk mitigation techniques such as timely confirmation and portfolio reconciliation to be applied to OTC derivatives. In the future, mandatory clearing will be required for certain classes of OTC derivative contracts, and mandatory margin requirements will be implemented for uncleared OTC derivatives.

Changes to be implemented under both EMIR and MiFID II will impact a broad range of counterparties, both outside and within the EU, and are expected to increase the cost of transacting derivatives.

Ongoing Commodities-Related Regulatory Investigations And Private Litigation Could Affect Prices for Commodities and Futures Contracts, Which Could Adversely Affect Your Notes

An increased focus on price setting and trading prices by regulators and exchanges recently have resulted in a number of changes to the ways in which prices are determined, including prices for commodities and futures contracts. This increased focus also resulted in the publication of standards for benchmark setting by the International Organization of Securities Commissions. Investigations by regulatory authorities, enforcement actions and criminal proceedings in the United States and around the world, and private litigation regarding potential direct and indirect manipulation of the trading prices of certain commodities, are ongoing against a number of firms.

These ongoing investigations, actions, proceedings and litigations may result in further review by exchanges and regulators of the methods by which commodities prices are determined and the manner in which commodities and futures contracts are traded and changes to those methods. In addition, changes to other commodity-related activities, such as storage facilities and delivery methods, may also occur. If any of these changes occur, the prices of the commodities and futures contracts to which your notes may be linked may be affected, which may thereby adversely affect the level of the index and your notes.

In addition, if alleged trading price manipulation or other alleged conduct that may have artificially affected prices has occurred or is continuing, certain published commodity prices and futures contract prices (including historical prices) may have been, or may be in the future, artificially lower (or higher) than they would otherwise have been. In particular, the historical trading information of the commodities and futures contracts to which your notes may be linked may be incorrect and, as a result, may not be representative of the prices or changes in prices or the volatility of the commodities or futures contract to which your notes may be linked. In the future, any such artificially lower (or higher) prices could have an adverse impact on the relevant commodities or futures contracts and any payments on, and the value of, your notes and the trading market for your notes.

Information on the Underlier or Underliers May Not Be Readily Available

There is no systematic reporting of last-sale information for many commodities and commodity indices. Reasonable current bid and offer information may be available in certain brokers’ offices, in bank trading offices, and to others who wish to subscribe for this information, but this information will not necessarily reflect the applicable level relevant for determining the value of your notes. The absence of last-sale information and the limited availability of quotations to individual investors make it difficult for you and other investors to obtain timely, accurate data about the state of the commodity markets.

Suspensions or Disruptions of Market Trading in the Underlier, Underliers or Underlier Commodities May Adversely Affect the Value of Your Notes

The commodity markets are subject to temporary and potentially long-lasting distortions or other disruptions due to various factors.

If a market disruption event has occurred with respect to an underlier, the calculation agent will determine the level of such underlier as described under “Supplemental Terms of the Notes — Consequences of a Non-Trading Day or a Market Disruption Event” below. Under the circumstances described above, the level of the underlier and the value of your notes may be adversely affected. See also “The Calculation Agent Can Postpone the Determination Date, Averaging Date, Call Observation Date or Coupon Observation Date if a Non-Trading Day Occurs and Can Postpone the Determination Date, Averaging Date, Call Observation Date, Coupon Observation Date or Measurement Period Observation Date if a Market Disruption Event Occurs or is Continuing” above.

The Notes Are Linked Only to Certain Commodity-Related Underliers and Are Therefore Less Diversified Than Notes Linked to a Broader Range of Products

Because the notes are linked only to certain commodity-related underliers (commodity indices, the spot prices of physical commodities or commodity futures contracts), your investment will be less diversified than investing in a broader range of products and, therefore, could experience greater volatility. An investment in the notes may carry risks similar to a concentrated securities investment in a specific industry or sector. Similarly, a note linked to a limited basket of the foregoing may carry a concentration risk. The return on a note will be based solely on the applicable underlier or underliers and not on the commodities market as a whole.

As a Holder of Notes, You Will Not Have Any Rights Against the Publishers of the Prices of the Underlier Commodities, Physical Commodities or Commodity Futures Contracts To Which Your Notes Are Linked

Unless otherwise indicated in the applicable pricing supplement, you will have no rights against the publishers of the prices of the underlier commodities, physical commodities or commodity futures contracts. The publishers of the prices of the underlier commodities, physical commodities or commodity futures contracts are not in any way involved in notes offered pursuant to this commodity terms supplement no. 27 and have no obligations relating to the notes or to the holders of the notes. You will not own or have any beneficial or other legal interest in, and will not be entitled to any rights with respect to, the underlier commodities, physical commodities or commodity futures contracts or options, swaps or futures, based upon the prices of such underlier commodities, physical commodities or commodity futures contracts.

Various Unpredictable Factors May Affect the Performance of the Underlier

The underlier or underliers to which your notes are linked may be spot prices of physical commodities, which need to be stored and transported, or commodity futures contracts, which are agreements either to buy or sell a set amount of a physical commodity at a predetermined price and delivery period (which is generally referred to as a delivery month), or to make and receive a cash payment based on changes in the spot price of the physical commodity.

Commodity contracts may be traded on regulated specialized futures exchanges (such as futures contracts) or may be traded directly between market participants “over-the-counter” (such as swaps and forward contracts) on trading facilities that are subject to lesser degrees of regulation or, in some cases, no substantive regulation.

The performance of commodity futures contracts are correlated with, but may be different from, the performance of physical commodities. Commodity futures contracts are normally traded at a discount or a premium to the spot prices of the physical commodity. The difference between the spot prices of the physical commodities and the futures prices of the commodity futures contracts, is, on one hand, due to adjusting the spot price by related expenses (warehousing, transport, insurance, etc.) and, on the other hand, due to different methods used to evaluate general factors affecting the spot and the futures markets. In addition, and depending on the commodity, there can be significant differences in the liquidity of the spot and the futures markets.

The performance of a commodity, and consequently the corresponding commodity futures contract, is dependent upon various factors, including supply and demand, liquidity, weather conditions and natural disasters, direct investment costs, location and changes in tax rates as set out in more detail below. Commodity prices are more volatile than other asset categories, making investments in commodities riskier and more complex than other investments.

(i)         Supply and demand - The planning and management of commodities supplies is very time-consuming. This means that the scope for action on the supply side is limited and it is not always possible to adjust production swiftly to take account of demand. Demand can also vary on a regional basis. Transport costs for commodities in regions where these are needed also affect their prices. The fact that some commodities take a cyclical pattern, such as agricultural products which are only produced at certain times of the year, can also result in major price fluctuations.

(ii)         Liquidity - Not all commodities markets are liquid and able to quickly and adequately react to changes in supply and demand. The fact that there are only a few market participants in the commodities markets means that speculative investments can have negative consequences and may distort prices.

(iii)         Weather conditions and natural disasters - Unfavorable weather conditions can influence the supply of certain commodities for the entire year. This kind of supply crisis can lead to severe and unpredictable price fluctuations. Diseases and epidemics can also influence the prices of agricultural commodities.

(iv)        Direct investment costs - Direct investments in commodities involve storage, insurance and tax costs. Moreover, no interest or dividends are paid on commodities. The total returns from investments in commodities are therefore influenced by these factors.

(v)         Governmental programs and policies, national and international political, military and economic events and trading activities in commodities and related contracts - Commodities are often produced in emerging market countries, with demand coming principally from industrialized nations. The political and economic situation is, however, far less stable in many emerging market countries than in the developed world. They are generally much more susceptible to the risks of rapid political change and economic setbacks. Political crises can affect purchaser confidence, which can as a consequence affect commodity prices. Armed conflicts can also have an impact on the supply and demand for certain commodities. It is also possible for industrialized nations to impose embargos on imports and exports of goods and services. This can directly and indirectly impact commodity prices. Furthermore, numerous commodity producers have joined forces to establish organizations or cartels in order to regulate supply and influence prices.

(vi)         Changes in tax rates - Changes in tax rates and customs duties may have a positive or a negative impact on the profitability margins of commodities producers. When these costs are passed on to purchasers, these changes will affect prices.

Any of these factors may affect in varying ways the value of and return on notes linked to commodity-related underliers (commodity indices, the spot prices of physical commodities or commodity futures contracts).

Commodity Markets May Be Subject to Limit Prices

The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in contract prices which may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price”. Once the limit price has been reached in a particular contract, trading in the contract will follow the regulations set forth by the trading facility on which the contract is listed. Limit prices may have the effect of precluding trading in a particular contract, which could adversely affect the value of a commodity contract or a commodity index. The occurrence of “limit prices” amounts to a market disruption event which may result in the calculation agent postponing the determination date or any averaging date, call observation date, coupon observation date or measurement period observation date, as applicable.

Factors Affecting Prices of Electricity

Electricity prices are primarily determined by fundamental factors such as supply (for example, water levels in reservoirs, the cost of fuel and available generation capacity in the market (including the introduction of new generation into the market)), demand (which depends on electricity use, which in turn can be affected by a range of variables including technological advancement, energy efficiency schemes, economic conditions, energy prices and weather conditions) and the price of carbon dioxide emission allowances.

The price of electricity may be volatile, and, for example, may fluctuate substantially if natural disasters, such as freak weather conditions, affect the demand for electricity or if other factors such as war, accidents or acts of terrorism affect the supply, production or transmission of electricity. The options for storing electricity are few and expensive and, therefore, sudden and dramatic increases in the price of electricity can occur when demand increases. Failures at power plants, at elements of the transmission system and on submarine cables between countries can affect electricity prices.

Electricity prices can also be affected by changes in the regulatory environment. The introduction of new legislation can impact the way the industry operates or produces energy or can result in the imposition of costs such as carbon or other fuel levies. These changes can affect electricity prices.

Factors Affecting Prices of Energy Commodities

Global energy commodity prices are primarily affected by the global demand for and supply of these commodities, but are also significantly influenced by speculative actions and by currency exchange rates. In addition, prices for energy commodities are affected by governmental programs and policies, national and international political and economic events, changes in interest and exchange rates, the general level of equity markets, trading activities in commodities and related contracts, trade, fiscal, monetary and exchange control policies and with respect to oil, drought, floods, weather, government intervention, environmental policies, embargoes and tariffs. Demand for refined petroleum products by consumers, as well as the agricultural, manufacturing and transportation industries, affects the price of energy commodities. Sudden disruptions in the supplies of energy commodities, such as those caused by war, natural events, accidents or acts of terrorism, may cause prices of energy commodity futures contracts to become extremely volatile and unpredictable. Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing energy commodities, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities. In particular, supplies of crude oil may increase or decrease depending on, among other factors, production decisions by the Organisation of the Petroleum Exporting Countries (“OPEC”) and other crude oil producers. Crude oil prices are determined with significant influence by OPEC, which has the capacity to influence oil prices worldwide because its members possess a significant portion of the world’s oil supply. Crude oil prices are generally more volatile and subject to dislocation than prices of other commodities. Demand for energy commodities such as oil and gasoline is generally linked to economic activity, and will tend to reflect general economic conditions.

Factors Affecting Agricultural Commodities

The markets for futures contracts on agricultural commodities are generally less liquid than the markets for contracts on other categories of commodities, such as energy commodities. The greater illiquidity of contracts on such commodities could adversely affect the prices of such commodities and therefore the returns on any notes linked to such commodities. In addition, the CFTC imposes limits on the size of positions in contracts on agricultural commodities that may be held or controlled by one trader for speculative purposes. In contrast, many other types of commodities are either not subject to position limits at all or are subject to limits established by the exchanges, rather than by the CFTC (although position limits on other commodities will in the near future become subject to position limits established by the CFTC as well, as discussed above). The CFTC’s position limits on contracts on agricultural commodities could restrict the sizes of positions held by many market participants, which could further constrain liquidity.

Prices of agricultural commodities may be affected by certain factors to a greater extent than other commodity sectors. The prices of agricultural commodities, and the futures contracts tied to those commodities, are affected by a variety of factors, including weather, governmental programs and policies, outbreaks of disease and epidemics or other unanticipated natural disasters, the seasonality of supply and demand, transportation and distribution considerations. Agricultural products which are only produced at certain times of the year can also result in major price fluctuations. While all commodity prices are affected by some or all of these factors, they may have a greater impact on the prices of agricultural commodities and the futures contracts tied to those commodities.

Additional Risks Relating to Commodity Indices

Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Sponsors of an Underlier or Basket Underlier That is a Commodity Index or Other Entities That Are Involved in the Transaction

Goldman Sachs regularly provides financial advisory, investment advisory and transactional services to a substantial and diversified client base, and you should assume that Goldman Sachs will, at present or in the future, provide such services or otherwise engage in transactions with, among others, the sponsor of an underlier or basket underlier that is a commodity index, or transact in securities or instruments or with parties that are directly or indirectly related to the foregoing. These services could include making loans to or equity investments in those companies, providing financial advisory or other investment banking services, or issuing research reports. You should expect that Goldman Sachs, in providing such services, engaging in such transactions, or acting for its own account, may take actions that have direct or indirect effects on an underlier or basket underlier that is a commodity index and that such actions could be adverse to the interests of investors in the notes. In addition, in connection with these activities, certain Goldman Sachs personnel may have access to confidential material non-public information about these parties that would not be disclosed to Goldman Sachs employees that were not working on such transactions as Goldman Sachs has established internal information barriers that are designed to preserve the confidentiality of non-public information. Therefore, any such confidential material non-public information would not be shared with Goldman Sachs employees involved in structuring, selling or making markets in the notes or with investors in the notes.

In this offering, as well as in all other circumstances in which Goldman Sachs receives any fees or other compensation in any form relating to services provided to or transactions with any other party, no accounting, offset or payment in respect of the notes will be required or made; Goldman Sachs will be entitled to retain all such fees and other amounts, and no fees or other compensation payable by any party or indirectly by holders of the notes will be reduced by reason of receipt by Goldman Sachs of any such other fees or other amounts.

The Policies of an Underlier Sponsor, if Applicable, and Changes that Affect an Underlier, Basket Underlier or Underlier Commodity, Could Affect the Amount Payable on Your Notes and Their Market Value

The policies of the applicable underlier sponsor concerning the calculation of the level of the underlier or underliers to which your notes are linked and/or an underlier commodity, could affect the level of the applicable underlier or underliers and, therefore, the amount payable on your notes on the stated maturity date and the market value of your notes before that date. The amount payable on your notes and their market value could also be affected if the applicable underlier sponsor changes these policies, for example, by changing the manner in which it calculates the underlier level or if any underlier sponsor discontinues or suspends calculation or publication of the underlier level, in which case it may become difficult to determine the market value of your notes. If events such as these occur, the calculation agent — which initially will be GS&Co., our affiliate — may determine the underlier levels on any such date (and, in the case of notes linked to a basket of underliers, the weighting multiplier of the applicable underlier) — and thus the amount payable on the stated maturity date — in a manner it considers appropriate, in its sole discretion. We describe the discretion that the calculation agent will have in determining the underlier levels on any trading day and the amount payable on your notes more fully under “Supplemental Terms of the Notes — Discontinuance or Modification of an Underlier” and in any applicable product supplement or pricing supplement.

There is No Affiliation Between Any Underlier Sponsor and Us, and We Are Not Responsible For Any Disclosure by the Underlier Sponsors

We or our affiliates may currently or from time to time in the future own securities of, or engage in business with, the applicable underlier sponsor or own underlier commodities. Unless otherwise disclosed in the applicable pricing supplement, we are not otherwise affiliated with the underlier sponsors or the underlier commodities. Neither we nor any of our affiliates have participated in the preparation of any publicly available information or made any “due diligence” investigation or inquiry with respect to the underliers and the underlier commodities. You, as an investor in your notes, should make your own investigation into the underliers and the underlier commodities. See “The Underliers” below for additional information about certain underliers to which your notes may be linked.

The underlier sponsors are not involved in the offering of your notes in any way and none of them has any obligation of any sort with respect to your notes. Thus, the underlier sponsors do not have any obligation to take your interests into consideration for any reason, including in taking any corporate actions that might affect the market value of your notes.

Additional Risks Relating to Spot Prices of Physical Commodities

There Are Risks Associated with an Investment Linked to the Prices of Commodities Generally

The market prices of commodities can be highly volatile. Unlike fixed-income and equity investments, commodity market prices are not related to the value of a future income or earnings stream, and may be subject to rapid fluctuations based on numerous factors. In addition, many commodities are highly cyclical. These factors may have a larger impact on commodity prices and commodity-linked instruments than on instruments linked to traditional fixed-income and equity securities and may create additional investment risks that cause the value of the securities to be more volatile than the values of traditional securities. These and other factors may affect the performance of the underlier or underliers, and thus the value of your notes, in unpredictable or unanticipated ways.

Additional Risks Relating to Commodity Futures Contracts

Your Notes Are Not Regulated by the Commodity Futures Trading Commission

The net proceeds to be received by us from the sale of the notes will not be used to purchase or sell any commodity futures contracts or options on commodity futures contracts for your benefit. An investment in the notes thus does not constitute either an investment in commodity futures contracts, options on commodity futures contracts or in a collective investment vehicle that trades in these contracts (i.e., the notes will not constitute a direct or indirect investment by you in the commodity futures contracts or options on futures), and you will not benefit from the regulatory protections of the Commodity Futures Trading Commission, commonly referred to as the CFTC. You will not benefit from the CFTC’s or any other non-U.S. regulatory authority’s regulatory protections afforded to persons who trade in commodity futures contracts on a regulated futures exchange through a registered futures commission merchant. Unlike an investment in your notes, an investment in a collective investment vehicle that invests in commodity futures contracts on behalf of its participants may be subject to regulation as a commodity pool and its operator may be required to be registered with and regulated by the CFTC as a commodity pool operator, or qualify for an exemption from the registration requirement. In addition, the advisor to such vehicle may be required to register as a commodity trading advisor. Because the notes will not be interests in a commodity pool, the notes will not be regulated by the CFTC as a commodity pool, we will not be registered with the CFTC as a commodity pool operator or commodity trading advisor, and you will not benefit from the CFTC’s regulatory protections afforded to persons who invest in regulated commodity pools.

Linking to a Commodity Futures Contract is Different From Linking to the Spot Price of the Applicable Physical Commodity

If your notes are linked to a specified commodity futures contract, the return on your notes will be related to the performance of the commodity futures contract and not the spot price of the underlying physical commodity. The price of a commodity futures contract reflects the expected value of the commodity upon delivery in the future, whereas the spot price of a physical commodity reflects the immediate delivery value of the commodity. A variety of factors can lead to a disparity between the expected future price of a commodity and the spot price at a given point in time, such as the cost of storing, transporting or handling the commodity for the term of the commodity futures contract, interest charges incurred to finance the purchase of the commodity and expectations concerning supply and demand for the commodity. The price movement of a commodity futures contract is typically correlated with the movements of the spot price of the reference physical commodity, but the correlation is generally imperfect and price moves in the spot market may not be reflected in the futures market (and vice versa). Accordingly, your notes may underperform a similar investment that more directly reflects the return on the physical commodity.

An Investment in the Notes May Be Subject to Risks Associated with Foreign Commodities Markets

The underlier to which your notes may be linked may include commodity futures contracts that are traded outside of the U.S. You should be aware that investments in securities linked to the value of foreign commodity futures contracts involve particular risks.

Commodity futures contracts on foreign trading facilities are not regulated by U.S. regulatory authorities. The regulations of the Commodity Futures Trading Commission do not apply to trading on foreign trading facilities, and trading on foreign trading facilities may involve different and greater risks than trading on United States trading facilities. Certain foreign markets may be more susceptible to disruption than United States trading facilities due to the lack of a government-regulated clearinghouse system. Trading on foreign trading facilities also involves certain other risks that are not applicable to trading on United States trading facilities. Those risks include: exchange rate risk relative to the U.S. dollar, exchange controls, expropriation, burdensome or confiscatory taxation, moratoriums, and political or diplomatic events. It is possible that the foreign country or trading facility may not have laws or regulations which adequately protect the rights and interests of investors in the commodity futures contracts relevant to your notes. In addition, because foreign trading facilities may be open on days that are not U.S. trading days, the value of the underlier or underliers may change on days that are not trading days for your note.

A Difference in the Future Prices of Commodities Relative to Their Current Prices May Lead to a Decrease in the Return on Your Notes

Commodity futures contracts normally specify a certain date for delivery of the applicable physical commodity. As the exchange-traded commodity futures contracts approach expiration, they are replaced by contracts that have a later expiration. The relative sale prices of the contracts with earlier and later expiration dates will depend on the commodity and the markets for the commodity during the term of your notes. Sale prices for contracts with later expiration dates that are different than the sale prices for contracts expiring earlier could adversely affect the value of the underlier or underliers to which your notes are linked and, accordingly, decrease the return on your notes.

The Underlier May Include, or May in the Future Include, Contracts That Are Not Traded on Regulated Futures Exchanges

The underlier may include, or in the future may include, over-the-counter contracts (such as swaps and forward contracts) traded on trading facilities that are subject to lesser degrees of regulation or, in some cases, no substantive regulation. As a result, trading in such contracts, and the manner in which prices and volumes are reported by the relevant trading facilities, may not be subject to the same provisions of, and the protections afforded by, the U.S. Commodity Exchange Act, as amended, or other applicable statutes and related regulations, that govern trading on regulated U.S. futures exchanges. In addition, many electronic trading facilities have only recently initiated trading and do not have significant trading histories. As a result, the trading of contracts on such facilities, and the inclusion of such contracts in the underlier, may be subject to certain risks not presented by most exchange-traded commodity futures contracts, including risks related to the liquidity and price histories of the relevant contracts.

Commodity Futures Contracts Are Not Assets with Intrinsic Value

Trading in futures transfers the risk of future price movements from one market participant to another. This means that for every gain, there is an equal and offsetting loss. Commodity futures contracts themselves are not assets with intrinsic value, and simply reflect, in the case of cash-settled contracts, certain rights to payment or obligations to make payments to the other party to the contract, and in the case of physically-settled contracts, such as any commodity futures contracts underlying the underlier, an agreement to make or take delivery of a particular asset at a specified price. Accordingly, market participants taking the opposite side of the relevant commodity futures contract trades may believe that the price of the underlying commodities will move against the interests of the underlier.

“Backwardation” or “Contango” in the Market Prices of the Commodities Contracts May Affect the Value of an Underlier

As commodity futures contracts near expiration, they are replaced by contracts that have a later expiration. Thus, for example, a contract purchased and held in August may specify an October expiration. As that contract nears expiration, it may be replaced by selling the October contract and purchasing the contract expiring in December. This process is referred to as “rolling.” Historically, the prices of certain commodity futures contracts have frequently been higher for contracts with shorter-term expirations than for contracts with longer-term expirations, which is referred to as “backwardation.” In these circumstances, absent other factors, the sale of the October contract would take place at a price that is higher than the price at which the December contract is purchased, thereby creating a gain in connection with rolling. While such commodity futures contracts have historically exhibited consistent periods of backwardation, backwardation will likely not exist in these markets at all times. The absence of backwardation in those commodity futures contracts may adversely affect the value of an underlier or underlier commodity and, accordingly, decrease the level of such underlier.

Conversely, certain commodity futures contracts historically exhibit “contango” markets rather than backwardation. Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months due to the costs of long-term storage of a physical commodity prior to delivery or other factors. Although certain commodity futures contracts may have historically exhibited consistent periods of contango, contango will likely not exist in these markets at all times. Contango in certain commodity futures contracts may adversely affect the level of an underlier or underlier commodity.

Your Notes May Not Benefit From a Positive Roll Yield

Securities and indices linked to commodity futures contracts are often subject to “rolling”, meaning that as the contracts that underlie the security or index come to expiration, they are replaced by contracts that have a later expiration. Thus, for example, a contract purchased and held in May may specify a July expiration. As time passes, the contract expiring in July is replaced by a contract for delivery in September. This is accomplished by selling the July contract and purchasing the September contract. If the market for these contracts (putting aside other considerations) is in “backwardation”, where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the July contract would take place at a price that is higher than the price of the September contract, thereby creating a positive “roll yield”. Similarly, if the market for these contracts is in “contango”, where the prices are higher in the distant delivery months than in the nearer delivery months, it could result in a negative roll yield. However, if your notes are linked to a contract with a fixed expiration date and will not be subject to rolling, you will not benefit from any positive roll yield.

If the First Nearby Futures Contract is Used to Calculate the Closing Level of the Underlier on the Determination Date, Averaging Date, Call Observation Date, Coupon Observation Date or Measurement Period Observation Date, Such Closing Level May Be More Volatile Than if the Second Nearby Futures Contract Had Been Used

The applicable pricing supplement will state if the settlement price that will be used to calculate the closing level of the underlier on the determination date, averaging date, call observation date, coupon observation date or measurement period observation date will be the price of the first nearby futures contract. If the determination date, averaging date, call observation date, coupon observation date or measurement period observation date falls on or after the last trading day during which trading may take place or the expiration date, as applicable, for the first nearby futures contract, the second nearby futures contract will be used.

The price of a commodity futures contract is typically at its most volatile as the futures contract approaches maturity. In the event that the first nearby futures contract is used to determine the closing level of the underlier on the determination date, averaging date, call observation date, coupon observation date or measurement period observation date, the closing level may therefore be more volatile than if the second nearby futures contract with a longer maturity had been used.

If the Second Nearby Futures Contract is Used on the Determination Date, Averaging Date, Call Observation Date, Coupon Observation Date or Measurement Period Observation Date, Any Downward Trend In the Underlier May Be Amplified Relative to the First Nearby Futures Contract

The applicable pricing supplement will state if the settlement price that will be used to calculate the closing level of the applicable underlier on the determination date, averaging date, call observation date, coupon observation date or measurement period observation date will be the price of the first nearby futures contract. If the determination date, averaging date, call observation date, coupon observation date or measurement period observation date falls on or after the last trading day during which trading may take place or the expiration date, as applicable, for the first nearby futures contract, the second nearby futures contract will be used.

As a commodity futures contract nears maturity, the price of such commodity futures contract tends to approximate the spot price for the underlying physical commodity. However, the price of a commodity futures contract with a longer maturity may reflect longer-term trends in the underlying commodity or market expectations regarding the future price of the underlying commodity. In the event that the second nearby futures contract is used to determine the closing level of the applicable underlier on the determination date, averaging date, call observation date, coupon observation date or measurement period observation date, the closing level may therefore be lower than if the first nearby futures contract had been used.

Economic or Political Events or Crises Could Result in Large-Scale Purchases or Sales of the Underlier, Which Could Affect the Price of Such Underlier and May Adversely Affect the Value of an Investment in the Notes

Investors, institutions, governments and others may purchase and sell the underlier as a hedge against inflation, market turmoil or uncertainty or political events. Under such circumstances, significant large-scale purchases or sales of the underlier by market participants may affect the price of such underlier, which could adversely affect the value of an investment in the notes.

Substantial Sales of the Underlier by Governments or Public Sector Entities Could Result in Price Decreases, Which Would Adversely Affect the Value of an Investment in the Notes

Governments and other public sector entities, such as agencies of governments and multi-national institutions, regularly buy, sell and hold the underlier as part of the management of their reserves. In the event that economic, political or social conditions or pressures require or motivate public sector entities to sell the underlier, in a coordinated or uncoordinated manner, the resulting sales could cause the level of the underlier to decrease substantially, which could adversely affect the value of an investment in the notes.

SUPPLEMENTAL TERMS OF THE NOTES

The terms below are in addition to the general terms of the notes specified in the accompanying prospectus. These supplemental terms address, among other things, adjustments made as a result of the occurrence of a market disruption event or non-trading day or the change or discontinuation of an underlier. Any term indicated below that may be specified in the applicable pricing supplement may alternatively, or in addition, be specified in the applicable product supplement, if any. If the term is specified in the applicable pricing supplement and the applicable product supplement, if any, the term specified in the applicable pricing supplement will control in the event of conflict.

Specified Currency

Unless otherwise specified in the applicable pricing supplement, all payments of principal, interest or coupons, if any, will be made in U.S. dollars (“$” or “USD”).

Form and Denomination

The notes will be issued only in global form through DTC. Unless otherwise specified in the applicable pricing supplement, the denomination of each note will be an amount equal to $10,000 or integral multiples of $1,000 in excess thereof.

No Listing

Unless otherwise specified in the applicable pricing supplement, your notes will not be listed or displayed on any securities exchange or included in any interdealer market quotation system.

Stated Maturity Date

The stated maturity date for your notes will be the date specified in the applicable pricing supplement, unless that date is not a business day, in which case the stated maturity date will be postponed to the next following business day.

The stated maturity date will also be postponed if the originally scheduled determination date is postponed due to the effects of a non-trading day or the occurrence of a market disruption event as described under “— Determination Date” and “—Consequences of a Non-Trading Day or a Market Disruption Event” below. In such case, the number of business days between the actual stated maturity date and the actual determination date will be scheduled to equal the number of scheduled business days that existed between the originally scheduled stated maturity date and the originally scheduled determination date when the terms of the notes were set on the applicable trade date. In no event, however, will the actual stated maturity date be postponed to a date later than the tenth business day after the originally scheduled stated maturity date.

Call Payment Dates

If so specified in the applicable pricing supplement, the notes may be called prior to the stated maturity date.

The call payment date or set of call payment dates for your notes will be the date or dates specified in the applicable pricing supplement, unless any such date is not a business day, in which case such call payment date will be postponed to the next following business day.

A call payment date will also be postponed if the applicable originally scheduled call observation date is postponed due to the effects of a non-trading day or the occurrence of a market disruption event as described under “— Call Observation Dates” and “—Consequences of a Non-Trading Day or a Market Disruption Event” below. In such case, the number of business days between the actual call payment date and the actual corresponding call observation date will be scheduled to equal the number of scheduled business days that existed between the originally scheduled call payment date and the originally scheduled corresponding call observation date when the terms of the notes were set on the applicable trade date. In no event, however, will the actual call payment date be postponed to a date later than the tenth business day after the originally scheduled call payment date.

Coupon Payment Dates

If so specified in the applicable pricing supplement, the notes will or may pay a coupon.

The coupon payment date or set of coupon payment dates for your notes will be the date or dates specified in the applicable pricing supplement, unless any such date is not a business day, in which case such coupon payment date will be postponed to the next following business day.

A coupon payment date will also be postponed if the applicable originally scheduled coupon observation date is postponed due to the effects of a non-trading day or the occurrence of a market disruption event as described under “— Coupon Observation Dates” and “—Consequences of a Non-Trading Day or a Market Disruption Event” below. In such case, the number of business days between the actual coupon payment date and the actual corresponding coupon observation date will be scheduled to equal the number of scheduled business days that existed between the originally scheduled coupon payment date and the originally scheduled corresponding coupon observation date when the terms of the notes were set on the applicable trade date. In no event, however, will the actual coupon payment date be postponed to a date later than the tenth business day after the originally scheduled coupon payment date.

Determination Date

The determination date for your notes will be the date specified in the applicable pricing supplement, unless the calculation agent determines that (i) such day is not a trading day or (ii) a market disruption event has occurred or is continuing on such date. For the consequences of a market disruption event or non-trading day, please see “—Consequences of a Non-Trading Day or a Market Disruption Event” below. If the applicable pricing supplement specifies averaging dates for your notes, the determination date will occur on the last averaging date.

Averaging Dates

The applicable pricing supplement may specify that averaging dates will apply to your notes. If so specified, the averaging dates for your notes will be the dates specified in the applicable pricing supplement, unless the calculation agent determines that (i) any such day is not a trading day or (ii) a market disruption event has occurred or is continuing on any such day. For the consequences of a non-trading day or a market disruption event, please see “—Consequences of a Non-Trading Day or a Market Disruption Event” below. As discussed in such section, if an originally scheduled averaging date is not a trading day, or if a market disruption event occurs or is continuing on such day, such averaging date will be postponed. As a result, more than one averaging date could occur simultaneously on a single day. For example, in the case of notes linked to a single underlier other than an underlier that is a commodity index, if the averaging dates specified in the applicable pricing supplement are Monday, Tuesday, Wednesday, Thursday and Friday, and if Monday, Tuesday and Wednesday are not trading days, but Thursday is a trading day on which no market disruption event occurs or is continuing, Thursday will constitute each of the first, second, third and fourth averaging dates and the closing level of the underlier on Thursday will be used for each of such four averaging dates.

Call Observation Dates

The applicable pricing supplement may specify that call observation dates will apply to your notes. In such case, the call observation dates for your notes will be the dates specified in the applicable pricing supplement, unless the calculation agent determines that (i) any such day is not a trading day or

(ii) a market disruption event has occurred or is continuing on any such day. For the consequences of a market disruption event or non-trading day, please see “—Consequences of a Non-Trading Day or a Market Disruption Event” below.

Coupon Observation Dates

The applicable pricing supplement may specify that coupon observation dates will apply to your notes. In such case, the coupon observation dates for your notes will be the dates specified in the applicable pricing supplement, unless the calculation agent determines that (i) any such day is not a trading day or (ii) a market disruption event has occurred or is continuing on any such day. For the consequences of a market disruption event or non-trading day, please see “—Consequences of a Non-Trading Day or a Market Disruption Event” below.

Measurement Period

The applicable pricing supplement may specify a measurement period. In such case, the following rules will apply unless otherwise specified in the applicable pricing supplement.

Notes Linked to a Single Underlier. The measurement period for your notes in this case will start and end on the date or dates specified in the applicable pricing supplement. The measurement period will be comprised of each day within such period on which the level of the applicable underlier will be observed by the calculation agent, which must be a trading day for the applicable underlier (each such day will be a “measurement period observation date”), unless, with respect to a measurement period for which the last day of such measurement period is the determination date, the calculation agent determines that the determination date is not a trading day. In that event, the determination date, and consequently the last measurement period observation date, will be postponed as described under “—Consequences of a Non-Trading Day or a Market Disruption Event – Notes Linked to a Single Underlier” below. In addition, if the calculation agent determines that a market disruption event has occurred or is continuing on the applicable measurement period observation date, such measurement period observation date, and the pricing of the underlier, will be postponed as described under “—Consequences of a Non-Trading Day or a Market Disruption Event – Notes Linked to a Single Underlier” below.

Notes Linked to Multiple Underliers. The measurement period for your notes in this case will start and end on the date or dates specified in the applicable pricing supplement. The measurement period will be comprised of each day within such period on which the level of all underliers will be observed by the calculation agent, which must be a trading day for all underliers (each such common trading day will be a “measurement period observation date”), unless, with respect to a measurement period for which the last day of such measurement period is the determination date, the calculation agent determines that the determination date is not a trading day for all underliers. In that event, the determination date, and consequently the last measurement period observation date, will be postponed as described under “—Consequences of a Non-Trading Day or a Market Disruption Event – Notes Linked to Multiple Underliers” below. In addition, if the calculation agent determines that a market disruption event has occurred or is continuing with respect to any underlier on the applicable measurement period observation date, such measurement period observation date, and the pricing of the underliers affected by the market disruption event, will be postponed as described under “—Consequences of a Non-Trading Day or a Market Disruption Event – Notes Linked to Multiple Underliers” below.

Consequences of a Non-Trading Day or a Market Disruption Event

Notes Linked to a Single Underlier. The determination date or any averaging date, call observation date or coupon observation date, as applicable, will be fixed after allowing for any postponement for a non-trading day or market disruption event as described below.

In the event that the calculation agent determines that any day that is scheduled to be the determination date or any averaging date, call observation date or coupon observation date is not a trading day, the determination date or applicable averaging date, call observation date or coupon observation date, as applicable, will be postponed to the first following trading day, provided that in no event will the originally scheduled determination date or originally scheduled averaging date, call observation date or coupon observation date, as applicable, be postponed due to a non-trading day to a date later than (i)(a) in the case of the determination date, the originally scheduled stated maturity date or (b) in the case of any averaging date, call observation date or coupon observation date, the originally scheduled payment date corresponding to such averaging date, call observation date or coupon observation date or (ii) if the originally scheduled stated maturity date or other corresponding payment date is not a business day, later than the first business day after the originally scheduled stated maturity date or other corresponding payment date, as applicable. References herein to the “adjusted” determination date or “adjusted” averaging date, call observation date or coupon observation date, as applicable, shall be to the determination date or applicable averaging date, call observation date or coupon observation date, as so postponed due to a non-trading day.

After application of the provisions in the immediately preceding paragraph, if applicable in the case of a non-trading day, in the event that the calculation agent determines that a market disruption event with respect to the underlier has occurred or is continuing on any day that is scheduled to be the determination date or any averaging date, call observation date, coupon observation date or measurement period observation date (in the case of the determination date or an averaging date, call observation date or coupon observation date, to the extent the originally scheduled determination date or originally scheduled applicable averaging date, call observation date or coupon observation date is a trading day), or has occurred or is continuing on the adjusted determination date or adjusted applicable averaging date, call observation date or coupon observation date, as applicable (to the extent the originally scheduled determination date or originally scheduled applicable averaging date, call observation date or coupon observation date is not a trading day):

(a)        for an underlier other than an underlier that is a commodity index, such originally scheduled or adjusted determination date or such originally scheduled or adjusted applicable averaging date, call observation date, coupon observation date or measurement period observation date, as applicable, will be postponed to the first following trading day on which the calculation agent determines that a market disruption event with respect to such underlier does not occur and is not continuing, provided that such originally scheduled or adjusted determination date, applicable averaging date, call observation date, coupon observation date or measurement period observation date, as applicable, will not be postponed beyond the sixth scheduled trading day after such originally scheduled or adjusted date in the event a market disruption event occurs or is continuing for five consecutive scheduled trading days after such originally scheduled or adjusted date. If a market disruption event with respect to such underlier has occurred or is continuing on such sixth scheduled trading day, then the calculation agent will determine the closing level (or a method for determining the closing level), taking into consideration the latest available quotation for the relevant underlier and any other information that it deems relevant on such date; or

(b)        for an underlier that is a commodity index, such originally scheduled or adjusted determination date or such originally scheduled or adjusted averaging date, call observation date, coupon observation date or measurement period observation date, as applicable, will be postponed as set forth below and the pricing of all underlier commodities included in the commodity index that are not affected by a market disruption event will occur on such originally scheduled or adjusted determination date or such originally scheduled or adjusted averaging date, call observation date, coupon observation date or measurement period observation date, as applicable. However, each underlier commodity included in the commodity index that is affected by a market disruption event will be priced on the earlier of:

(i)	the first following underlier commodity trading day on which a market disruption event does not occur and is not continuing in respect of that underlier commodity; and

(ii)

the sixth scheduled underlier commodity trading day after such originally scheduled or adjusted determination date or such originally scheduled or adjusted averaging date, call observation date, coupon observation date or measurement period observation date, as applicable, if a market disruption event occurs or is continuing for five consecutive scheduled underlier commodity trading days.

The earlier of such dates in (i) and (ii) will be the underlier commodity valuation date for such underlier commodity in relation to such originally scheduled or adjusted determination date or originally scheduled or adjusted averaging date, call observation date, coupon observation date or measurement period observation date, as applicable.

If a market disruption event for an underlier commodity has occurred or is continuing as determined by the calculation agent on the sixth scheduled underlier commodity trading day after such originally scheduled or adjusted determination date (which will in this instance be the underlier commodity valuation date for such affected underlier commodity), then the price of such underlier commodity to be used in calculating the closing level of such commodity index for the determination date or applicable averaging date, call observation date, coupon observation date or measurement period observation date, as applicable, will be determined by the calculation agent on such underlier commodity valuation date for such underlier commodity taking into consideration the latest available quotation for the relevant underlier commodity and any other information that it deems relevant on such underlier commodity valuation date and notwithstanding that a market disruption event has occurred or is continuing for such underlier commodity on that sixth scheduled underlier commodity trading day.

The calculation agent will then determine the closing level of the commodity index for the determination date or averaging date, call observation date, coupon observation date or measurement period observation date, as applicable, on the latest to occur of such underlier commodity valuation dates (and such latest of the underlier commodity valuation dates will be the actual determination date or applicable averaging date, call observation date, coupon observation date or measurement period observation date, as applicable, for the underlier that is a commodity index) by reference to the settlement price or other prices of each underlier commodity included in such commodity index determined by the calculation agent pursuant to the preceding paragraph or as published by the relevant trading facility on which such underlier commodity is traded, as applicable, on the relevant underlier commodity valuation date using the then current method for calculating the commodity index in existence as of the originally scheduled or adjusted determination date or originally scheduled or adjusted applicable averaging date, call observation date, coupon observation date or measurement period observation date, as applicable, and notwithstanding that a market disruption has occurred or is continuing for such underlier commodity on that underlier commodity valuation date.

In such case, the closing level of different underlier commodities may be determined on different underlier commodity valuation dates, and the closing level of the commodity index will be determined on the actual determination date or applicable averaging date, call observation date, coupon observation date or measurement period observation date, as applicable. As a consequence, the originally scheduled payment date for your notes linked to such determination date or applicable averaging date, call observation date or coupon observation date, as applicable, will be postponed and the number of business days between the actual payment date and the actual determination date, actual final averaging date or actual call observation date or coupon observation date, as applicable, will be scheduled to equal the number of scheduled business days that existed between the originally scheduled payment date and the originally scheduled determination date, originally scheduled final averaging date or originally scheduled call observation date or coupon observation date, as applicable, when the terms of the notes were set on the applicable trade date, provided that in no event will the actual payment date be postponed to a date later than the tenth business day after the originally scheduled payment date.

For example, in the case of notes that had an originally scheduled stated maturity date that, when the terms of such notes were set on the applicable trade date, was ten business days after the originally scheduled determination date, then the actual stated maturity date similarly will be scheduled to be postponed to the date that is ten business days after the actual determination date. However, if the originally scheduled determination date was postponed to the last possible determination date, then the actual maturity date will be scheduled to be the tenth business day after the originally scheduled maturity date.

Notes Linked to Multiple Underliers. The determination date or any averaging date, call observation date or coupon observation date, as applicable, will be fixed after allowing for any postponement for a non-trading day or market disruption event as described below.

In the event that the calculation agent determines that any day that is scheduled to be the determination date or any averaging date, call observation date or coupon observation date is not a trading day for any underlier, the determination date or applicable averaging date, call observation date or coupon observation date, as applicable, will be postponed to the first day following the originally scheduled determination date or originally scheduled averaging date, call observation date or coupon observation date, as applicable, that is a trading day for all underliers (a common trading day), provided that in no event will the originally scheduled determination date or originally scheduled averaging date, call observation date or coupon observation date, as applicable, be postponed due to a non-common trading day to a date later than (i)(a) in the case of the determination date, the originally scheduled stated maturity date or (b) in the case of any averaging date, call observation date or coupon observation date, the originally scheduled payment date corresponding to such averaging date, call observation date or coupon observation date or (ii) if the originally scheduled stated maturity date or other corresponding payment date is not a business day, later than the first business day after the originally scheduled stated maturity date or other corresponding payment date, as applicable. References herein to the “adjusted” determination date or “adjusted” averaging date, call observation date or coupon observation date, as applicable, shall be to the determination date or applicable averaging date, call observation date or coupon observation date, as applicable, as so postponed due to a non-trading day.

After application of the provisions in the immediately preceding paragraph, in the event that the calculation agent determines that a market disruption event with respect to any underlier has occurred or is continuing on any day that is scheduled to be the determination date or any averaging date, call observation date, coupon observation date or measurement period observation date (in the case of the determination date or an averaging date, call observation date or coupon observation date, to the extent the originally scheduled determination date or originally scheduled applicable averaging date, call observation date or coupon observation date is a common trading day for all underliers), or has occurred or is continuing on the adjusted determination date or adjusted averaging date, call observation date or coupon observation date, as applicable (to the extent the originally scheduled determination date, averaging date, call observation date or coupon observation date is not a common trading day for all underliers), then the originally scheduled determination date, averaging date, call observation date, coupon observation date or measurement period observation date, as applicable, will be postponed and:

(a)       for each underlier other than an underlier that is a commodity index, if the underlier is not affected by the market disruption event, the pricing of such underlier will occur on such originally scheduled or adjusted determination date or such originally scheduled or adjusted averaging date, call observation date, coupon observation date or measurement period observation date, as applicable. However, the level of each underlier (other than an underlier that is a commodity index) affected by a market disruption event will be determined on the first following trading day for such underlier on which the calculation agent determines that a market disruption event with respect to such underlier does not occur and is not continuing, provided that the determination of the level for such affected underlier will not be postponed beyond the sixth scheduled trading day after such originally scheduled or adjusted date in the event a market disruption event with respect to such underlier occurs or is continuing for five consecutive scheduled trading days after such originally scheduled or adjusted date. If a market disruption event with respect to such underlier has occurred or is continuing on such sixth scheduled trading day, then the calculation agent will determine the closing level (or a method for determining the closing level), taking into consideration the latest available quotation for the relevant underlier and any other information that it deems relevant on such date; or

(b)       for each underlier that is a commodity index, (i) if the underlier is not affected by the market disruption event, the pricing of such underlier will occur on such originally scheduled or adjusted determination date or such originally scheduled or adjusted averaging date, call observation date, coupon observation date or measurement period observation date, as applicable, and (ii) if the underlier is affected by the market disruption event, the level of such underlier will be determined as follows: (x) the pricing of all underlier commodities included in the commodity index that are not affected by a market disruption event will occur on such originally scheduled or adjusted determination date or such originally scheduled or adjusted averaging date, call observation date, coupon observation date or measurement period observation date, as applicable, and (y) each underlier commodity included in the commodity index that is affected by a market disruption event will be priced on the earlier of:

(1)	the first following underlier commodity trading day on which a market disruption event does not occur and is not continuing in respect of that underlier commodity; and

(2)	the sixth scheduled underlier commodity trading day after such originally scheduled or adjusted determination date or such originally scheduled or adjusted averaging date, call observation date, coupon observation date or measurement period observation date, as applicable, if a market disruption event occurs or is continuing for five consecutive scheduled underlier commodity trading days for such affected underlier commodity.

The earlier of such dates in (1) and (2) will be the underlier commodity valuation date for such underlier commodity in relation to such originally scheduled or adjusted determination date or originally scheduled or adjusted averaging date, call observation date, coupon observation date or measurement period observation date, as applicable.

In the case described in (2) above, if the calculation agent determines that a market disruption event for an underlier commodity included in a commodity index has occurred or is continuing on the sixth scheduled underlier commodity trading day after such originally scheduled or adjusted determination date (which will in this instance be the underlier commodity valuation date for such affected underlier commodity), then the price of such underlier commodity to be used in calculating the closing level of such commodity index for the determination date or averaging date, call observation date, coupon observation date or measurement period observation date, as applicable, will be determined by the calculation agent on such underlier commodity valuation date for such underlier commodity included in the commodity index taking into consideration the latest available quotation for the relevant underlier commodity and any other information that it deems relevant on such underlier commodity valuation date and notwithstanding that a market disruption event has occurred or is continuing for such underlier commodity on that sixth scheduled underlier commodity trading day . The calculation agent will then determine the closing level of the relevant affected commodity index for the determination date or applicable averaging date, call observation date, coupon observation date or measurement period observation date, as applicable, by reference to the settlement price or other prices of each underlier commodity included in such affected commodity index determined pursuant to the preceding paragraph or as published by the relevant trading facility on which such underlier commodity is traded, as applicable, on the relevant underlier commodity valuation date using the then current method for calculating the commodity index in existence as of the originally scheduled or adjusted determination date or originally scheduled or adjusted averaging date, call observation date, coupon observation date or measurement period observation date, as applicable.

In each of the cases described in (a) and (b) above, the closing level of different underliers and different underlier commodities (in the case of an underlier that is a commodity index), or both, may be determined on different dates, and the latest to occur of all such dates will be the determination date or the applicable averaging date, call observation date, coupon observation date or measurement period observation date, as applicable. As a consequence, the originally scheduled payment date for your notes linked to such determination date or applicable averaging date, call observation date or coupon observation date, as applicable, will be postponed and the number of business days between the actual payment date and the actual determination date, actual final averaging date or actual call observation date or coupon observation date, as applicable, will be scheduled to equal the number of scheduled business days that existed between the originally scheduled payment date and the originally scheduled determination date, originally scheduled final averaging date or originally scheduled call observation date or coupon observation date, as applicable, when the terms of the notes were set on the applicable trade date, provided that in no event will the actual payment date be postponed to a date later than the tenth business day after the originally scheduled payment date.

For example, in the case of notes that had an originally scheduled stated maturity date that, when the terms of such notes were set on the applicable trade date, was ten business days after the originally scheduled determination date, then the actual stated maturity date similarly will be scheduled to be postponed to the date that is ten business days after the actual determination date. However, if the originally scheduled determination date was postponed to the last possible determination date, then the actual maturity date will be scheduled to be the tenth business day after the originally scheduled maturity date.

Discontinuance or Modification of an Underlier

If, with respect to an underlier that is a commodity index, an underlier sponsor discontinues publication of the applicable underlier, and such underlier sponsor, if applicable, or anyone else publishes a substitute underlier that the calculation agent determines is comparable to the applicable underlier or if the calculation agent designates a substitute underlier, then the calculation agent will determine the amount payable on a coupon payment date, call payment date or the stated maturity date by reference to the substitute underlier. We refer to any substitute underlier approved by the calculation agent as a successor underlier.

If the calculation agent determines that, with respect to an underlier that is a commodity index, the publication of an underlier is discontinued and there is no successor underlier or, with respect to an underlier that is a spot price of a physical commodity or a commodity futures contract, the underlier has been discontinued or materially modified (as determined by the calculation agent in its sole discretion), the calculation agent will determine the amount payable on a coupon payment date, call payment date or the stated maturity date, (a) with respect to an underlier that is a commodity index, by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the applicable underlier or (b) with respect to an underlier that is a spot price of a physical commodity or a commodity futures contract, in its sole discretion (acting in good faith) taking into account any information that it deems relevant.

If, with respect to an underlier that is a commodity index, the calculation agent determines that the underlier, the underlier commodities comprising the underlier or the method of calculating the underlier or underlier commodities is materially modified at any time in any respect — including any addition, deletion or substitution and any reweighting or rebalancing of the applicable underlier commodities, and whether the modification is made by the applicable underlier sponsor under a modification of its policies, is due to the publication of a successor underlier, is due to events affecting one or more of the applicable underlier commodities or their publishers, or is due to any other reason (other than a change or modification prescribed in that formula or method relating to the weighting or composition of such commodity index, the weighting of the underlier commodities comprising such commodity index and/or other routine events or modifications as determined by the calculation agent) — then the calculation agent will be permitted (but not required) to make such adjustments in the applicable underlier or the method of its calculation and, in the case of notes linked to a basket of underliers, the applicable weighting multiplier or underlying weightings, as it believes are appropriate to ensure that the underlier or basket of underliers used to determine the amount payable on a coupon payment date, call payment date or the stated maturity date is equitable.

All determinations and adjustments to be made by the calculation agent with respect to an underlier may be made by the calculation agent in its sole discretion. The calculation agent is not obligated to make any such adjustments.

Role of Calculation Agent

The calculation agent, in its sole discretion, will make all determinations regarding the amount payable on your notes and any other determination as applicable or as specified in the applicable product supplement, if any, and applicable pricing supplement. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

We may change the calculation agent after the issue date without notice and the calculation agent may resign as calculation agent at any time upon 60 days’ written notice to us.

Interest Payments

Your notes may bear interest if so specified in the applicable pricing supplement. Interest will accrue on the face amount of your notes and will be calculated and paid as described in the accompanying prospectus with regard to fixed rate notes or floating rate notes, except that the interest rate and the interest payment dates will be those specified in the applicable pricing supplement. If the stated maturity date does not occur on the date specified in the applicable pricing supplement, however, the interest payment date scheduled for that date will instead occur on the postponed stated maturity date. No interest will accrue from and including the originally scheduled stated maturity date to and including the postponed stated maturity date, if the stated maturity date is so postponed.

Our Redemption Right

Redemption Right

If so specified in the applicable pricing supplement, we may, at our sole option, redeem your notes on or after the initial redemption date, in whole or in part, for mandatory exchange into cash at the redemption price specified in the applicable pricing supplement. If we elect to redeem your notes, we will pay you for each face amount of your notes to be redeemed an amount in cash equal to the redemption price on the redemption date in exchange for your notes to be redeemed, and no payment on your notes so redeemed will be made thereafter.

Redemption Date. If we elect to exercise our redemption right, we will specify the redemption date in the notice of redemption. We may specify (i) any scheduled trading day on or after the initial redemption date or (ii) the stated maturity date (whether or not it is a scheduled trading day) as the redemption date, unless otherwise specified in the applicable pricing supplement.

Redemption Price. If we elect to exercise our redemption right, we will specify (i) an amount in cash or (ii) a formula by which an amount in cash may be determined as the redemption price in the notice of redemption. The redemption price will never be less than the face amount of your notes.

Notice of Redemption. If we elect to exercise our redemption right, we will deliver a notice of redemption at least 30 but not more than 60 calendar days prior to the redemption date, unless otherwise specified in the applicable pricing supplement.

Price Dependent Redemption Right

If so specified in the applicable pricing supplement, we may have the option to redeem the notes, in whole or in part, for mandatory exchange into cash during the price dependent redemption period (as defined below), which we can exercise at our sole discretion only if the closing level of an underlier or the basket closing level, as applicable, on the trading day immediately preceding the redemption notice date (as defined below) is greater than, less than or equal to the upper or lower threshold level specified in such pricing supplement. If we elect to redeem your notes in such cases, your notes to be redeemed will be mandatorily exchanged for cash as described under the subsection entitled “— Redemption Right” above.

Price Dependent Redemption Period.  If we elect to exercise our price dependent redemption right, the applicable pricing supplement will specify the period during which the mandatory exchange of your notes to be redeemed for cash may be effected.

Redemption Notice Date.  The redemption notice date is the date the notice of redemption is delivered to the holder of your notes and the trustee. If we elect to exercise our price dependent redemption right, the redemption notice date must fall within the price dependent redemption period, unless otherwise specified in the applicable pricing supplement.

Defeasance, Default Amount, Other Terms

Neither full defeasance nor covenant defeasance will apply to your notes. The following will apply to your notes:

●	the default amount will be payable on any acceleration of the maturity of your notes as described under “— Special Calculation Provisions” below;

●	a business day for your notes will have the meaning described under “— Special Calculation Provisions” below; and

●	a trading day for your notes will have the meaning described under “— Special Calculation Provisions” below.

Please note that the information about the settlement or trade dates, issue price, discounts or commissions and net proceeds to GS Finance Corp. in the applicable pricing supplement relates only to the initial issuances and sales of your notes. If you have purchased your notes in a market-making transaction after any initial issuance and sale, any such relevant information about the sale to you will be provided in a separate confirmation of sale.

Default Amount on Acceleration

If an event of default occurs and the maturity of your notes is accelerated, we will pay the default amount in respect of the principal of your notes at the maturity. We describe the default amount under “— Special Calculation Provisions” below.

For the purpose of determining whether the holders of our Series E medium-term notes, which include the notes, are entitled to take any action under the indenture, we will treat the outstanding face amount of each note as the outstanding principal amount of that note. Although the terms of the notes differ from those of the other Series E medium-term notes, holders of specified percentages in principal amount of all Series E medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series E medium-term notes, including the notes, except with respect to certain Series E medium-term notes if the terms of such notes specify that the holders of specified percentages in principal amount of all of such notes must also consent to such action. This action may involve changing some of the terms that apply to the Series E medium-term notes, accelerating the maturity of the Series E medium-term notes after a default or waiving some of our obligations under the indenture. In addition, certain changes to the indenture and the notes that only affect certain debt securities may be made with the approval of holders of a majority in principal amount of such affected debt securities. We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “— Modification of the Debt Indentures and Waiver of Covenants”.

Manner of Payment

Any payment on your notes at maturity or upon redemption will be made to an account designated by the holder of your notes and approved by us, or at the office of the trustee in New York

City, but only when your notes are surrendered to the trustee at that office. If the applicable pricing supplement specifies that your notes bear interest, we may pay interest due on any interest payment date by check mailed to the person who is the holder on the regular record date. We also may make any payment in accordance with the applicable procedures of the depositary.

Modified Business Day

As described in the accompanying prospectus, any payment on your notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date. For your notes, however, the term business day has a different meaning than it does for other Series E medium-term notes. We discuss this term under “— Special Calculation Provisions” below.

Special Calculation Provisions

Business Day

When we refer to a business day with respect to your notes, we mean a day that is a New York business day of the kind described in the accompanying prospectus, unless otherwise specified in the applicable pricing supplement. Unless otherwise specified in the applicable pricing supplement, when we refer to a scheduled business day, we mean a day that is scheduled to be such a day as of the trade date.

Trading Day

Unless otherwise specified in the applicable pricing supplement, when we refer to a trading day with respect to any underlier described herein that is a commodity index, we mean a day on which (i) all of the trading facilities on which the underlier commodities included in such underlier are traded are open for trading during their regular trading session notwithstanding any such trading facility closing prior to its scheduled closing time, (ii) the underlier is calculated and published by the underlier sponsor and (iii) the calculation agent in New York City is open for business. Although an underlier sponsor with respect to any underlier described herein that is a commodity index may publish an underlier level with respect to the applicable underlier on a day when one or more of the trading facilities for the underlier commodities that comprise the applicable underlier are closed, that day would not be a trading day for purposes of the applicable underlier. Unless otherwise specified in the applicable pricing supplement, when we refer to a scheduled trading day, we mean a day that is scheduled to be such a day as of the trade date.

Unless otherwise specified in the applicable pricing supplement, when we refer to a trading day with respect to any underlier that is a spot price of a physical commodity or a commodity futures contract, (i) where the applicable price is a price announced or published on a trading facility, we mean a day that is a day on which such trading facility is open for trading during its regular trading session, notwithstanding any such trading facility closing prior to its scheduled closing time, and (ii) where the applicable price is not a price announced or published by a trading facility, we mean a day that is a day in respect of which the relevant price source published a price. Unless otherwise specified in the applicable pricing supplement, when we refer to a scheduled trading day, we mean a day that is scheduled to be such a day as of the trade date.

With respect to any underlier that is not described in this commodity terms supplement no. 27, the applicable pricing supplement will specify the definition of trading day that will be applicable to your notes.

Underlier Commodity Trading Day

Unless otherwise specified in the applicable pricing supplement, when we refer to an underlier commodity trading day with respect to an underlier commodity included in a commodity index, we mean a day on which the relevant trading facility on which such underlier commodity is traded is open for trading for its regular trading session, notwithstanding any such trading facility closing prior to its scheduled closing time. Unless otherwise specified in the applicable pricing supplement, when we refer to a scheduled underlier commodity trading day, we mean a day that is scheduled to be such a day as of the trade date.

Closing Level

Unless otherwise specified in the applicable pricing supplement, with respect to any underlier that is a commodity index, the closing level on any trading day will be the official closing level of the underlier or any successor underlier published by the underlier sponsor on such trading day for such underlier.

Unless otherwise specified in the applicable pricing supplement, with respect to any underlier that is a spot price of a physical commodity or a commodity futures contract, the closing level on any trading day will be the official closing price, the settlement price, the spot price, the morning fix, the afternoon fix or any other price of the underlier specified in the applicable pricing supplement.

Market Disruption Event

With respect to an underlier that is a commodity index, any of the following will be a market disruption event with respect to any underlier commodity included in such commodity index on any given day:

•

the settlement price for such underlier commodity on such trading day is a “limit price”, which means that the settlement price for such underlier commodity on such trading day has increased or decreased from the previous day’s settlement price by the maximum amount permitted under applicable rules of the trading facility on which such underlier commodity is traded;

•	failure by the trading facility on which such underlier commodity is traded or other price source to announce or publish the settlement price for such underlier commodity on such trading day; or

•

trading in any underlier commodity on the relevant trading facility is suspended or interrupted subsequent to the opening of trading and trading in such underlier commodity does not recommence at least ten minutes prior to, and continue until, the regularly scheduled close of trading in such contract.

For this purpose, “settlement price” means the official settlement price of an underlier commodity as published by the trading facility on which it is traded.

With respect to an underlier that is a spot price of a physical commodity or a commodity futures contract, any of the following will be a market disruption event with respect to the underlier on any given day:

•	(i) trading in the underlier permanently ceases, (ii) the disappearance of, or of trading in, the underlier, or (iii) the disappearance of the settlement price;

•	a material change in the content of the underlier;

•	a material change in the formula for or method of calculating the settlement price;

•	(i) the failure of the price source to announce the settlement price or (ii) the temporary or permanent unavailability of the price source; or

•

the material suspension of, or material limitation on, trading in the underlier, including where the relevant trading facility establishes limits on the range within which the price of the underlier may fluctuate and the closing or settlement price of the underlier has increased or decreased from the previous day’s settlement price by the maximum amount permitted under the rules of the relevant trading facility.

For this purpose, “settlement price” means the official settlement price of an underlier commodity as published by the trading facility on which it is traded. “Price source” means the publication (or such other origin of reference, including a trading facility) containing (or reporting) the settlement price (or prices from which the settlement price is calculated).

Information with respect to the consequences of a market disruption event are set forth above under “Supplemental Terms of the Notes - Consequences of a Non-Trading Day or a Market Disruption Event”.

A market disruption event with respect to one or more underliers will not, by itself, constitute a market disruption event for the remaining unaffected underlier or underliers.

As is the case throughout this commodity terms supplement no. 27, references to an underlier in this description of market disruption events includes the applicable underlier or underliers and any successor underlier as it may be modified, replaced or adjusted from time to time.

Default Amount

The default amount for your notes on any day (except as provided in the last sentence under “— Default Quotation Period” below) will be an amount, in the specified currency for the principal of your notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to your notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your notes. That cost will equal:

•	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holder of your notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for your notes, which we describe below, the holder and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period. The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

•	no quotation of the kind referred to above is obtained, or

•	every quotation of that kind obtained is objected to within five business days after the due day as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two-business-day objection period have not ended before the determination date, then the default amount will equal the principal amount of your notes.

Qualified Financial Institutions. For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and that is, or whose securities are, rated either:

•	A-1 or higher by Standard & Poor’s Ratings Services, or any successor, or any other comparable rating then used by that rating agency, or

•	P-1 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

THE UNDERLIERS

All information contained in this commodity terms supplement no. 27 and the applicable pricing supplement regarding any underlier, basket underlier or potential lesser performing underlier, including, without limitation, its make-up, its method of calculation (if applicable), changes in its components (if applicable) and its historical closing values, is derived from information prepared by the applicable underlier sponsor or the applicable publisher of the underlier. Such information reflects the policies of, and is subject to change by, the applicable underlier sponsor or publisher of the underlier. Each underlier or basket underlier is calculated and maintained by its respective underlier sponsor. Neither GS Finance Corp., The Goldman Sachs Group, Inc. nor Goldman, Sachs & Co., in its role as calculation agent, has participated in the preparation of such documents or made any due diligence inquiry with respect to any underlier, basket underlier, potential lesser performing underlier, underlier sponsor or publisher of the underlier in connection with the offering of the notes. In connection with the offering of the notes, neither GS Finance Corp., The Goldman Sachs Group, Inc. nor Goldman, Sachs & Co., in its role as calculation agent, makes any representation that such information regarding any underlier, basket underlier, potential lesser performing underlier, underlier sponsor or publisher of the underlier is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date of any offering of notes (including events that would affect the accuracy or completeness of the information described in this commodity terms supplement no. 27 or in the applicable pricing supplement) that would affect the value of any underlier, basket underlier or potential lesser performing underlier have been publicly disclosed. Subsequent disclosure of any such events could affect the value received at maturity or on any call or coupon payment date with respect to the notes and therefore the market value of the notes.

Commodity Indices

In this commodity terms supplement no. 27 and the applicable product supplement, if any, and/or pricing supplement, unless the context requires otherwise, references to any underlier, basket underlier or potential lesser performing underlier listed below will include any successor underlier to such underlier, basket underlier or potential lesser performing underlier and references to the underlier sponsor will include any successor thereto.

Bloomberg Commodity IndexSM

The Bloomberg Commodity IndexSM (the “index”), is an index tracking the performance of a weighted basket of contracts on certain physical commodities. The level of the index therefore goes up or down depending on the overall performance of such weighted basket of commodity futures contracts. The index reflects the excess returns that are potentially available through an unleveraged investment in the commodities that are included in the index as described below.

Neither UBS nor Bloomberg has any obligation to continue to publish, and may discontinue publication of the index. The consequences of the discontinuance or modification the index are described in the section entitled “Supplemental Terms of the Notes — Payment on Stated Maturity Date — Discontinuance or Modification of an Underlier” above.

We have taken all information about the index from publicly available information jointly published by UBS and Bloomberg. Neither we nor any of our affiliates assumes any responsibility for the accuracy or the completeness of any information about the index or UBS’s or Bloomberg’s roles.

Overview

The Bloomberg Commodity IndexSM is calculated on an excess return basis by Bloomberg. UBS acquired the index and related information and rights in May 2009 from its creator, AIG International, Inc., and the index, its related information and rights remain the property of UBS. Effective July 1, 2014, UBS transferred governance, calculation, distribution and licensing functions for the index to Bloomberg and the index was rebranded from the “Dow Jones UBS-Commodity IndexSM” to the “Bloomberg Commodity IndexSM”.

The index currently is composed of the prices of twenty-two exchange-traded contracts on twenty physical commodities. An exchange-traded commodity contract is a bilateral agreement providing for the purchase and sale of a specified type and quantity of a commodity or financial instrument during a stated delivery month for a fixed price. The commodities included in the index for 2015 and 2016 are: aluminum, coffee, copper, corn, cotton, crude oil (WTI crude and Brent crude), gold, ultra-low-sulfur diesel (heating oil), lean hogs, live cattle, natural gas, nickel, silver, soybean meal, soybean oil, soybeans, sugar, unleaded gasoline, wheat (Soft (Chicago) wheat and Hard Red Winter (Kansas City) wheat) and zinc.

The Bloomberg Commodity IndexSM Oversight Committee and Index Advisory Council. Bloomberg established a two-tier oversight structure comprised of an internal index oversight committee (“Index Oversight Committee”) to comply with the “19 Principles for Financial Benchmarks” as published by the International Organization of Securities Commissions (IOSCO) and external index advisory council (“Index Advisory Council”). The Index Oversight Committee consists of senior representatives from various Bloomberg business units. The purpose of the Index Oversight Committee is to provide oversight and accountability over all aspects of the index determination process, and, as further described below, it plays a substantial role in the construction of the index and has a great deal of discretion in determining whether to include certain contracts, the period of time for which data may be required, whether derivatives may be included, and similar matters. Additionally, the external Index Advisory Council is convened from time to time to provide Bloomberg with guidance and feedback from the investment community on the index, index products and commodities markets generally. The Index Advisory Council will help set index priorities, discuss potential rules changes and provide ideas for new index products.

As described in more detail below, the index is reconstituted and rebalanced each year in January with respect to relative liquidity and production percentages. The annual weightings for the index are determined each year by Bloomberg under the supervision of the Index Oversight Committee in consultation with the Index Advisory Council. Once approved by the Index Oversight Committee, the new composition of the index is publicly announced, and takes effect in the month of January immediately following the announcement.

Set forth below is a summary of the composition of, and the methodology used to calculate, the index as of the date of this commodity terms supplement. The methodology for determining the composition and weighting of the index and for calculating its value is subject to modification in a manner consistent with the purposes of the index, as described below. Bloomberg makes the official calculation of the value of the index.

Additional information about the index is available on the following website: http://www.bloombergindexes.com/. We are not incorporating by reference the website or any material it includes into this commodity terms supplement.

Goldman, Sachs & Co., and/or certain of its affiliates will trade the contracts comprising the index, as well as the underlying commodities and other derivative instruments thereon, for their proprietary accounts and other accounts under their management. Goldman, Sachs & Co., and/or certain of its affiliates may underwrite or issue other securities or financial instruments linked to the index and related indices. These activities could present certain conflicts of interest and could adversely affect the value of the index. There may be conflicts of interest between you and Goldman, Sachs & Co.

Composition of the Index

Commodities Available for Inclusion in the Index.

Commodities are selected for the index that are believed to be both sufficiently significant to the world economy to merit consideration and that are tradable through a qualifying related futures contract. With the exception of several metals contracts (aluminum, lead, tin, nickel and zinc) that trade on the London Metals Exchange (“LME”) and the contract for Brent Crude Oil, each of the Commodities is the subject of at least one futures contract that trades on a U.S. exchange. Twenty-four commodities are considered to be eligible for inclusion in the index. They are: aluminum, cocoa, coffee, copper, corn, cotton, crude oil (WTI crude and Brent crude), gold, ultra-low-sulfur diesel (heating oil), lead, lean hogs, live cattle, natural gas, nickel, platinum, silver, soybean meal, soybean oil, soybeans, sugar, tin, unleaded gasoline, wheat (Soft (Chicago) wheat and Hard Red Winter (Kansas City) wheat) and zinc.

The twenty commodities represented in the index for 2015 and 2016 are: aluminum, coffee, copper, corn, cotton, crude oil (WTI crude and Brent crude), gold, ultra-low-sulfur diesel (heating oil), lean hogs, live cattle, natural gas, nickel, silver, soybean meal, soybean oil, soybeans, sugar, unleaded gasoline, wheat (Soft (Chicago) wheat and Hard Red Winter (Kansas City) wheat) and zinc.

Designated Contracts for Each Commodity. One or more commodity contracts known as “designated contracts” are selected by Bloomberg for each commodity. This selection process is reviewed by the Index Oversight Committee and, if practical, input from the Index Advisory Council. With the exception of several LME contracts, which are traded in London, and with the exception of crude oil, for which two designated contracts have been selected, and wheat for which two designated contracts that are traded in North America have been selected, Bloomberg selects for each index commodity one commodity contract that is traded in North America and denominated in U.S. dollars. Data concerning the designated contracts will be used to calculate the index. It is possible that Bloomberg will in the future select more than one designated contract for additional commodities or may select designated contracts that are traded outside of the United States or in currencies other than the U.S. dollar. For example, in the event that changes in regulations concerning position limits materially affect the ability of market participants to replicate the index in the underlying futures markets, it may become appropriate to include multiple designated contracts for one or more commodities (in addition to crude oil and wheat) in order to enhance liquidity. The termination or replacement of a commodity contract on an established exchange occurs infrequently; if a designated contract were to be terminated or replaced, a comparable commodity contract would be selected, if available, to replace the designated contract.

The following table sets forth the designated contracts for the commodities included in the index as of October 2015, along with their respective Final Commodity Index Percentages (“CIPs”) (Target Weights) for 2015 and 2016, as published by the index sponsor. Actual percentages on any business day may vary from the Target Weights due to market price fluctuations.

Commodity	Designated Contract	Trading Facility	2015 Final Commodity Index Percentages (%)	2016 Final Commodity Index Percentages (%)
Aluminum	High Grade Primary Aluminum	LME	4.5932%	4.5987%
Coffee	Coffee “C”	NYBOT (ICE Futures)	2.2122%	2.2943%
Copper	Copper	COMEX	7.5376%	7.6272%
Corn	Corn	CBOT	7.2463%	7.3587%
Cotton	Cotton	NYBOT (ICE Futures)	1.5130%	1.4932%
WTI Crude Oil	Light, Sweet Crude Oil	NYMEX	7.8435%	7.4698%
Brent Crude Oil	Oil (Brent Crude Oil)	ICE	7.1565%	7.5302%
Gold	Gold	COMEX	11.9041%	11.3799%
Ultra-Low-Sulfur Diesel (heating oil)	ULS Diesel (HO)	NYMEX	3.7609%	3.8290%
Lean Hogs	Lean Hogs	CME	1.9398%	2.0621%
Live Cattle	Live Cattle	CME	3.3274%	3.5666%
Natural Gas	Henry Hub Natural Gas	NYMEX	8.7398%	8.4488%
Nickel	Primary Nickel	LME	2.1194%	2.3594%
Silver	Silver	COMEX	4.2761%	4.2132%
Soybean Meal	Soybean Meal	CBOT	2.7453%	2.8447%
Soybean Oil	Soybean Oil	CBOT	2.8130%	2.8375%
Soybeans	Soybeans	CBOT	5.6813%	5.7038%
Sugar	World Sugar No. 11	NYBOT (ICE Futures)	3.9957%	3.6273%
Unleaded Gasoline	Reformulated Blendstock for Oxygen Blending (RBOB) Gasoline	NYMEX	3.6928%	3.7479%
Wheat (Chicago)	Soft Wheat	CBOT	3.3276%	3.3268%
Wheat (Kansas City HRW)	Hard Red Winter Wheat	CBOT	1.1705%	1.1531%
Zinc	Special High Grade Zinc	LME	2.4041%	2.5276%

Commodity Groups. For purposes of applying the diversification rules discussed above and below, the commodities available for inclusion in the index are assigned to “commodity groups”. The commodity groups, and the commodities currently included in each commodity group, are as follows:

Commodity Group	Commodity
Energy:	Crude Oil (WTI and Brent)
ULS Diesel (HO)
Natural Gas
Unleaded Gasoline (RBOB)
Precious Metals:	Gold
Platinum
Silver
Industrial Metals:	Aluminum
Copper
Lead
Nickel
Tin
Zinc
Livestock:	Live Cattle
Lean Hogs
Grains:	Corn
Soybeans
Soybean Meal
Soybean Oil
Wheat (Chicago and KC HRW)
Softs:	Cocoa
Coffee
Cotton
Sugar

The index also includes primary (base commodities that are not principally derived or produced from other commodities) and derivative commodities (commodities that are principally derived or produced from other commodities). Adjustments are made to avoid the “double-counting” of primary commodities that would result if primary commodities and derivative commodities were viewed as wholly separate categories. Bloomberg, as index administrator, may determine that other index commodities qualify as derivative commodities in the future, resulting in similar adjustments. The current primary and derivative commodities are:

Primary Commodity	Derivative Commodities
Crude Oil (WTI and Brent)	ULS Diesel and RBOB Gasoline
Soybeans	Soybean Oil and Soybean Meal

Annual Reconstitution and Rebalancing of the Index

The index is reconstituted and rebalanced each year in January on a price-percentage basis. The annual constitution and weightings for the index are determined each year by Bloomberg under the supervision of the Index Oversight Committee in consultation with the Index Advisory Council. Once approved by the Index Oversight Committee, the new composition of the index is publicly announced, and takes effect in the month of January immediately following the announcement.

Determination of Relative Weightings. The relative weightings of the designated contracts that are eligible for inclusion in the index are determined annually according to both liquidity and dollar-adjusted production data in 2/3 and 1/3 shares, respectively. Each year, for each designated contract eligible for inclusion in the index, liquidity is measured by the commodity liquidity percentage (which we refer to as the CLP) and production by the commodity production percentage (which we refer to as the CPP). The CLP for each commodity is determined by taking a five-year average of the product of trading volume and the historic dollar value of the designated contract for that commodity, and dividing the result by the sum of such products for all commodities which were designated for potential inclusion in the index, except that LME volume is divided by three in order to make a more appropriate comparison to U.S. exchange data and that the COMEX price and the LME volume is used for copper, which requires adjusting the COMEX prices to metric tons. In contrast to U.S. futures, which are typically listed on a monthly or bimonthly basis and trade only during specific hours, LME contracts can be traded over-the-counter, 24 hours a day, for value on any business day within a three-month window extending out from spot. In addition, LME contracts can be traded for settlement on the third Wednesday of each month extending out 27 months from the date the contract is made. Accordingly, historical data comparable to that of U.S. futures contracts is not available for these LME contracts and certain adjustments to the available data are made for purposes of calculating this component of the index. In particular, LME contracts that trade on the third Wednesday of each month will serve as a proxy for U.S. futures contracts. The calculation of the index utilizes the LME contracts that trade on the third Wednesday of every other month, starting with January.

The CPP is determined for each designated contract by taking a five-year average of annual world production figures (the most recent five years for which data is available), adjusted by the historic dollar value of the designated contract, and dividing the result by the sum of such production figures for all designated contracts. Data for derivative commodities is not included in production data to avoid double-counting and, where there are multiple designated contracts for a particular commodity, the production data is allocated at this stage to only one designated contract also to avoid double-counting. Production weightings are allocated among derivative commodities and primary commodities, and between multiple contracts where applicable, before the final weightings are determined. In addition, for natural gas, only North American production is used.

The CLP and the CPP are then combined (using a ratio of 2/3 CLP plus 1/3 CPP) to establish an interim commodity index percentage for each designated contract. The index is designed to provide diversified exposure to commodities as an asset class. To ensure that no single commodity or commodity sector dominates the index, the following diversification rules are applied to the annual reweighting and rebalancing of the index as of January of the applicable year:

•

No single commodity (e.g., natural gas or silver) may constitute more than 15% of the index (note that both crude oil designated contracts and both wheat designated contracts are considered together as one commodity for this purpose).

•

No single commodity, together with its derivatives (e.g., crude oil together with ULS Diesel (HO) and unleaded gasoline or soybeans together with soybean meal and soybean oil), may constitute more than 25% of the index.

•

No related group of commodities designated as a “commodity group” above (e.g., energy, precious metals, livestock, or grains) may constitute more than 33% of the index, and no single commodity (e.g., natural gas, silver) may constitute less than 2% of the index.

•	No designated contract may constitute less than 0.4% of the index; designated contracts which constitute less than 0.4% of the index will be removed from the index.

•	Gold and silver will be given an interim percentage equal to their CLPs.

•	The ratio of the interim percentage to the CLP for a designated contract may not exceed 3.5:1.

Following the annual reconstitution and rebalancing of the index in January, the percentage of any single commodity or group of commodities at any time prior to the next reconstitution or rebalancing will fluctuate and may exceed or be less than the percentages set forth above.

Commodity Index Multipliers. Following application of the diversification rules discussed above, the target weights are incorporated into the index by calculating the new unit weights for each designated contract included in the index. On the fourth index business day of the year, the target weights, along with the settlement values on that date for designated contracts included in the index, are used to determine a commodity index multiplier (which we refer to as the CIM) for each designated contract included in the index. This CIM is used to achieve the percentage weightings of the commodities included in the index, in U.S. dollar terms, indicated by their respective target weights. After the CIMs are calculated, they remain fixed throughout the year. As a result, the observed price percentage of each commodity included in the index will float throughout the year, until the CIMs are reset the following year based on new target weights. An “index business day” refers to a day on which the sum of the CIPs for those index commodities that are open for trading is greater than 50%.

Calculations

The index is calculated on an excess return basis. Bloomberg calculates the index by applying the impact of the changes to the prices of commodity contracts included in the index (based on their relative weightings). Once the CIMs are determined as discussed above, the calculation of the index is a mathematical process whereby the CIMs for the commodities included in the index are multiplied by respective prices in U.S. dollars for the applicable designated contracts. These products are then summed. The percentage change in this sum is then applied to the immediately preceding index value to calculate the then current index value.

The Index Is a Rolling Index. The index is composed of commodity futures contracts rather than physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for the delivery of the underlying physical commodity. In order to avoid delivering the underlying physical commodities and to maintain exposure to the underlying physical commodities, periodically contracts on physical commodities specifying delivery on a nearby date must be sold and contracts on physical commodities that have not yet reached the delivery period must be purchased. The rollover for each contract occurs over a period of five index business days each month according to a pre-determined schedule. This process is known as “rolling” a futures position. The index is, therefore, a “rolling index”.

Index Calculation Disruption Events. From time to time, disruptions can occur in trading futures contracts on various commodity exchanges. The daily calculation of the index will be adjusted in the event that Bloomberg determines that any of the following index calculation disruption events exists:

•	termination or suspension of, or material limitation or disruption in the trading of any commodity contract or first nearby contract used in the calculation of the index on that day,

•	the settlement value of any commodity contract used in the calculation of the index reflects the maximum permitted price change from the previous day’s settlement value,

•	the failure of an exchange to publish official settlement values for any commodity contract used in the calculation of the index, or

•	with respect to any commodity contract used in the calculation of the index that trades on the LME, a business day on which the LME is not open for trading.

If a market disruption event occurs on any day during a hedge roll period (which we define as the fifth through ninth index business day of each month) in any month other than January affecting any commodity included in the index, the portion of the roll that would have taken place on that day is deferred until the next day on which such conditions do not exist. If any of these conditions exist throughout the hedge roll period, the roll with respect to the affected contract will be effected in its entirety on the next day on which such conditions no longer exist. The market disruption event will not postpone the roll for any other commodity contract for which a market disruption event has not occurred.

In the event that a market disruption event occurs during the hedge roll period scheduled for January of each year affecting a commodity contract included in the index, the rolling or rebalancing of the relevant designated contract will occur in all cases over five index business days on which no market disruption event exists. The hedge roll period in January, and the resulting rebalancing that is occurring, will be extended if necessary until the affected designated contract finishes rolling. The amounts of a particular commodity contract rolled or rebalanced in January will always be distributed over five index business days, and rolling weight at the rate of 20% per day on any day following a market disruption event during such hedge roll period. This change affects only the rolling or rebalancing process in January, with no change to the rules for rolling commodity contracts in other monthly hedge roll periods.

Material changes or amendments to the calculation methodology are subject to the approval of the Index Oversight Committee in consultation, if practicable, with UBS, except during periods of extraordinary circumstances, such as during a market emergency. Calculations during periods of extraordinary circumstances in particular will be resolved or determined by Bloomberg in consultation, if practicable, with UBS.

License

“Bloomberg®” and “Bloomberg Commodity Index SM” are service marks of Bloomberg Finance L.P. and its affiliates (collectively, “Bloomberg”) and have been licensed for use for certain purposes by GS Finance Corp. (“GSFC”). Neither Bloomberg nor UBS Securities LLC and its affiliates (collectively, “UBS”) are affiliated with GSFC, and Bloomberg and UBS do not approve, endorse, review, or recommend the notes. Neither Bloomberg nor UBS guarantees the timeliness, accurateness, or completeness of any data or information relating to the Bloomberg Commodity IndexSM.

The notes are not sponsored, endorsed, sold or promoted by Bloomberg, UBS AG, UBS Securities LLC (“UBS Securities”) or any of their subsidiaries or affiliates. None of Bloomberg, UBS AG, UBS Securities or any of their subsidiaries or affiliates makes any representation or warranty, express or implied, to the holders of or counterparties to the notes or any member of the public regarding the advisability of investing in securities or commodities generally or in the notes particularly. The only relationship of Bloomberg, UBS AG, UBS Securities or any of their subsidiaries or affiliates to the Licensee is the licensing of certain trademarks, trade names and service marks and of the Bloomberg Commodity Index SM, which is determined, composed and calculated by Bloomberg in conjunction with UBS Securities without regard to GSFC or the notes. Bloomberg and UBS Securities have no obligation to take the needs of GSFC or the holders of the notes into consideration in determining, composing or calculating the Bloomberg Commodity IndexSM. None of Bloomberg, UBS AG, UBS Securities or any of their respective subsidiaries or affiliates is responsible for or has participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. None of Bloomberg, UBS AG, UBS Securities or any of their subsidiaries or affiliates shall have any obligation or liability, including, without limitation, to note customers, in connection with the administration, marketing or trading of the notes. Notwithstanding the foregoing, UBS AG, UBS Securities and their respective subsidiaries and affiliates may independently issue and/or sponsor financial products unrelated to the notes currently being issued by GSFC, but which may be similar to and competitive with the notes. In addition, UBS AG, UBS Securities and their subsidiaries and affiliates actively trade commodities, commodity indexes and commodity futures (including the Bloomberg Commodity IndexSM), as well as swaps, options and derivatives which are linked to the performance of such commodities, commodity indexes and commodity futures. It is possible that this trading activity will affect the value of the Bloomberg Commodity IndexSM and the notes.

This commodity terms supplement relates only to the notes and does not relate to the exchange-traded physical commodities underlying any of the Bloomberg Commodity IndexSM components. Purchasers of the notes should not conclude that the inclusion of a futures contract in the Bloomberg Commodity

IndexSM is any form of investment recommendation of the futures contract or the underlying exchange-traded physical commodity by Bloomberg, UBS AG, UBS Securities or any of their subsidiaries or affiliates. The information in this commodity terms supplement regarding the Bloomberg Commodity IndexSM components has been derived solely from publicly available documents. None of Bloomberg, UBS AG, UBS Securities or any of their subsidiaries or affiliates has made any due diligence inquiries with respect to the Bloomberg Commodity IndexSM components in connection with the notes. None of Bloomberg, UBS AG, UBS Securities or any of their subsidiaries or affiliates makes any representation that these publicly available documents or any other publicly available information regarding the Bloomberg Commodity IndexSM components, including without limitation a description of factors that affect the prices of such components, are accurate or complete.

NONE OF BLOOMBERG, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE BLOOMBERG COMMODITY INDEXSM OR ANY DATA RELATED THERETO AND NONE OF BLOOMBERG, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. NONE OF BLOOMBERG, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY GSFC, HOLDERS OF THE NOTES OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE BLOOMBERG COMMODITY INDEXSM OR ANY DATA RELATED THERETO. NONE OF BLOOMBERG, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE BLOOMBERG COMMODITY INDEXSM OR ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, TO THE MAXIMUM EXTENT ALLOWED BY LAW, BLOOMBERG, ITS LICENSORS (INCLUDING UBS), AND ITS AND THEIR RESPECTIVE EMPLOYEES, CONTRACTORS, AGENTS, SUPPLIERS, AND VENDORS SHALL HAVE NO LIABILITY OR RESPONSIBILITY WHATSOEVER FOR ANY DAMAGES—WHETHER INDIRECT, CONSEQUENTIAL, INCIDENTAL, PUNITIVE OR OTHERWISE—ARISING IN CONNECTION WITH THE NOTES OR THE BLOOMBERG COMMODITY INDEXSM OR ANY DATA OR VALUES RELATING THERETO—WHETHER ARISING FROM THEIR NEGLIGENCE OR OTHERWISE, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS AMONG BLOOMBERG, UBS SECURITIES AND GSFC, OTHER THAN UBS AG.

THE S&P GSCI® INDEX

The S&P GSCI® Index (the “S&P GSCI® Index”) is a proprietary index that Goldman, Sachs & Co. developed. On February 2, 2007, S&P Dow Jones Indices acquired from The Goldman Sachs Group, Inc. (“GS Group”) all of the rights of Goldman, Sachs & Co. in the S&P GSCI® Index and all related indices and sub-indices, as well as certain intellectual property related to the S&P GSCI® Index. As of that date, therefore, Goldman, Sachs & Co. no longer owned the indices and is no longer responsible for the calculation, publication or administration of the indices, or for any changes to the methodology. All decisions with respect to the indices will be made, and the related actions will be taken, solely by S&P Dow Jones Indices. Goldman, Sachs & Co. has no control over any matters related to the indices.

The S&P GSCI® Index is an index on a production-weighted basket of physical non-financial commodities that satisfy specified criteria. The S&P GSCI® Index is designed to be a measure of the performance over time of the markets for these commodities. The only commodities represented in the S&P GSCI® Index are those physical commodities on which active and liquid contracts are traded on trading facilities in major industrialized countries. The commodities included in the S&P GSCI® Index are weighted, on a production basis, to reflect the relative significance (in the view of the index sponsor, in consultation with the S&P GSCI® Index Committee, as described below) of such commodities to the world economy. The fluctuations in the value of the S&P GSCI® Index are intended generally to correlate with changes in the prices of such physical commodities in global markets. The S&P GSCI® Index was established in 1991 and has been normalized such that its hypothetical level on January 2, 1970 was 100. Commodities contracts on the S&P GSCI® Index, and options on such commodities contracts, are currently listed for trading on the Chicago Mercantile Exchange.

The contracts to be included in the S&P GSCI® Index at any given time must satisfy several sets of eligibility criteria established by S&P Dow Jones Indices. First, S&P Dow Jones Indices identifies those contracts that meet the general criteria for eligibility. Second, the contract volume and weight requirements are applied and the number of contracts is determined, which serves to reduce the list of eligible contracts. At that point, the list of designated contracts for the relevant period is complete. The composition of the S&P GSCI® Index is also reviewed on a monthly basis by S&P Dow Jones Indices.

Set forth below is a summary of the composition of, and the methodology used to calculate, the S&P GSCI® Index as of the date of this commodity terms supplement no. 27. The methodology for determining the composition and weighting of the S&P GSCI® Index and for calculating its value is subject to modification in a manner consistent with the purposes of the S&P GSCI® Index, as described below. S&P Dow Jones Indices makes the official calculations of the S&P GSCI® Index and the index. The settlement price for the index is reported on Bloomberg Page “SPGCCI Index” at the end of each S&P GSCI® Index business day.

Goldman, Sachs & Co., and certain of its affiliates will trade the contracts comprising the S&P GSCI® Index, as well as the underlying commodities and other derivative instruments thereon, for their proprietary accounts and other accounts under their management. Goldman, Sachs & Co., and certain of its affiliates may underwrite or issue other securities or financial instruments linked to the index, the S&P GSCI® Index and related indices. These activities could present certain conflicts of interest and could adversely affect the value of the S&P GSCI® Index and the index. There may be conflicts of interest between you and Goldman, Sachs & Co.

In light of the rapid development of electronic trading platforms and the potential for significant shifts in liquidity between traditional exchanges and such platforms, the methodology for determining the composition of the S&P GSCI® Index and its sub-indices as well as procedures for evaluating available liquidity on an intra-year basis have been modified in order to provide market participants with efficient access to new sources of liquidity and the potential for more efficient trading. As a result, the S&P GSCI® Index methodology now provides for the inclusion of contracts traded on trading facilities other than exchanges, such as electronic trading platforms, if liquidity in trading for a given commodity shifts from an exchange to an electronic trading platform and there is sufficient and reliable data. S&P Dow Jones

Indices, in consultation with the S&P GSCI® Index Committee, will continue to monitor developments in the trading markets and will announce the inclusion of additional contracts, or further changes to the S&P GSCI® Index methodology, in advance of their effectiveness.

The S&P GSCI® Index Committee

S&P Dow Jones Indices has established the S&P GSCI® Index Committee to oversee the daily management and operations of the S&P GSCI® Index, and to be responsible for all analytical methods and calculation in the indices. The S&P GSCI® Index Committee is comprised of full-time professional members of S&P Dow Jones Indices staff. At each meeting, the S&P GSCI® Index Committee reviews any issues that may affect the components of the S&P GSCI® Index, statistics comparing its composition to the market, commodities being considered for addition and any significant market events. In addition, the S&P GSCI® Index Committee may revise index policy covering rules for selecting commodities, or other matters. S&P Dow Jones Indices considers information about changes to the indices and related matters to be potentially market moving and material. Therefore, all S&P GSCI® Index Committee discussions are confidential.

Composition of the S&P GSCI® Index

In order to be included in the S&P GSCI® Index, a contract must satisfy the following eligibility criteria:

●

The contract must be in respect of a physical commodity and not a financial commodity. The contracts on a particular commodity need not require physical delivery by their terms in order for the commodity to be considered a physical commodity.

●	the contract must:

●	have a specified expiration or term or provide in some other manner for delivery or settlement at a specified time, or within a specified period, in the future;

●	at any given point in time, be available for trading at least five months prior to its expiration or such other date or time period specified for delivery or settlement; and

●

be traded on a trading facility which allows market participants to execute spread transactions through a single order entry between pairs of contract expirations included in the S&P GSCI® Index that, at any given point in time, will be involved in the rolls to be effected in the next three roll periods.

Moreover, the contract must:

●	be denominated in U.S. dollars;

●

be traded on or through an exchange, facility or other platform (referred to as a “trading facility”) that has its principal place of business or operations in a country which is a member of the Organization for Economic Cooperation and Development and:

●

makes price quotations generally available to its members or participants (and to S&P Dow Jones Indices) in a manner and with a frequency that is sufficient to provide reasonably reliable indications of the level of the relevant market at any given point in time;

●	makes reliable trading volume information of at least three months available to S&P Dow Jones Indices with at least the frequency required by S&P Dow Jones Indices to make the monthly determinations;

●	accepts bids and offers from multiple participants or price providers; and

●	be accessible by a sufficiently broad range of participants. Such access may be provided either:

●	by the trading facility making clearing services reasonably available, thereby eliminating counterparty credit considerations, or

●

by a network of brokers or dealers who are willing to intermediate transactions with third parties, thereby enabling such third parties to enter into transactions based on prices posted on such trading facility.

The price of the relevant contract that is used as a reference or benchmark by market participants (referred to as the “daily contract reference price”) generally must have been available on a continuous basis for at least two years prior to the proposed date of inclusion in the S&P GSCI® Index. The daily contract reference price may be (but is not required to be) the reference, closing or settlement price or other similar price published by the relevant trading facility for purposes of margining transactions or for other purposes.

At and after the time a contract is included in the S&P GSCI® Index, the daily contract reference price for such contract must be published between 10:00 A.M. and 4:00 P.M., Eastern time, on each S&P GSCI® Index business day relating to such contract by the trading facility on or through which it is traded and must generally be available to all members of, or participants in, such facility (and, if S&P Dow Jones Indices is not such a member or participant, to S&P Dow Jones Indices) on the same day from the trading facility or through a recognized third-party data vendor. Such publication must include, at all times, daily contract reference prices for at least one expiration or settlement date that is five months or more from the date the determination is made, as well as for all expiration or settlement dates during such five-month period.

For a contract to be eligible for inclusion in the S&P GSCI® Index, volume data with respect to such contract must be available for at least the three months immediately preceding the date on which the determination is made.

A contract that is:

●

not included in the S&P GSCI® Index at the time of determination and that is based on a commodity that is not represented in the S&P GSCI® Index at such time must, in order to be added to the S&P GSCI® Index at such time, have a total dollar value traded, over the relevant period, as the case may be and annualized, of at least U.S. $15 billion. The total dollar value traded is the dollar value of the total quantity of the commodity underlying transactions in the relevant contract over the period for which the calculation is made, based on the average of the daily contract reference prices on the last day of each month during the period.

●

already included in the S&P GSCI® Index at the time of determination and that is the only contract on the relevant commodity included in the S&P GSCI® Index must, in order to continue to be included in the S&P GSCI® Index after such time, have a total dollar value traded, over the relevant period, as the case may be and annualized, of at least U.S. $5 billion and at least U.S. $10 billion during at least one of the three most recent annual periods used in making the determination.

●

not included in the S&P GSCI® Index at the time of determination and that is based on a commodity on which there are one or more contracts already included in the S&P GSCI® Index at such time must, in order to be added to the S&P GSCI® Index at such time, have a total dollar value traded, over the relevant period, as the case may be and annualized, of at least U.S. $30 billion.

●	already included in the S&P GSCI® Index at the time of determination and that is based on a commodity on which there are one or more contracts already included in the S&P GSCI®

Index at such time must, in order to continue to be included in the S&P GSCI® Index after such time, have a total dollar value traded, over the relevant period, as the case may be and annualized, of at least U.S. $10 billion and at least U.S. $20 billion during at least one of the three most recent annual periods used in making the determination.

●

already included in the S&P GSCI® Index at the time of determination must, in order to continue to be included after such time, have a reference percentage dollar weight of at least 0.10%. The reference percentage dollar weight of a contract is determined by multiplying the CPW (defined below) of a contract by the average of its daily contract reference prices on the last day of each month during the relevant period. These amounts are summed for all contracts included in the S&P GSCI® Index and each contract’s percentage of the total is then determined.

●	not included in the S&P GSCI® Index at the time of determination must, in order to be added to the S&P GSCI® Index at such time, have a reference percentage dollar weight of at least 1.00%.

In the event that two or more contracts on the same commodity satisfy the eligibility criteria:

●

such contracts will be included in the S&P GSCI® Index in the order of their respective total quantity traded during the relevant period (determined as the total quantity of the commodity underlying transactions in the relevant contract), with the contract having the highest total quantity traded being included first, provided that no further contracts will be included if such inclusion would result in the portion of the S&P GSCI® Index attributable to such commodity exceeding a particular level.

●

If additional contracts could be included with respect to several commodities at the same time, that procedure is first applied with respect to the commodity that has the smallest portion of the S&P GSCI® Index attributable to it at the time of determination. Subject to the other eligibility criteria set forth above, the contract with the highest total quantity traded on such commodity will be included. Before any additional contracts on the same commodity or on any other commodity are included, the portion of the S&P GSCI® Index attributable to all commodities is recalculated. The selection procedure described above is then repeated with respect to the contracts on the commodity that then has the smallest portion of the S&P GSCI® Index attributable to it.

The 24 contracts currently included in the S&P GSCI® Index are each futures contracts traded on the New York Mercantile Exchange, Inc. (“NYM”), the InterContinental Exchange (“ICE”), the Chicago Mercantile Exchange (“CME”), the Chicago Board of Trade (“CBT”), the Kansas City Board of Trade (“KBT”), the Commodities Exchange Inc. (“CMX”) and the London Metal Exchange (“LME”). The commodity contracts currently included in the S&P GSCI® Index, the exchanges on which they are traded and their contract production weights for 2015 are:

Trading Facility	Commodity	2015 CPW
CBT	Chicago Wheat	19929.26
KBT	Kansas Wheat	4559.198
CBT	Corn	32907.26
CBT	Soybeans	8828.723
ICE - US	Coffee	18179.15
ICE - US	Sugar	347147.0
ICE - US	Cocoa	4.277231
ICE - US	Cotton	55144.32
CME	Lean Hogs	84970.17
CME	Live Cattle	92895.69

Trading Facility	Commodity	2015 CPW
CME	Feeder Cattle	16537.00
NYM / ICE	WTI Crude Oil	10354.90
NYM	Heating Oil	82958.12
NYM	RBOB Gasoline	86115.54
ICE - UK	Brent Crude Oil	9618.998
ICE - UK	Gasoil	341.2737
NYM / ICE	Natural Gas	31092.93
LME	Aluminum	45.816
LME	Copper	18.66
LME	Lead	9.17
LME	Nickel	1.442
LME	Zinc	12.08
CMX	Gold	79.41235
CMX	Silver	716.9617

The quantity of each of the contracts included in the S&P GSCI® Index is determined on the basis of a five-year average (referred to as the “world production average”) of the production quantity of the underlying commodity. S&P Dow Jones Indices decides the sources of information used in determining the CPWs for a given S&P GSCI Period but will generally use the same sources of information used to determine the CPWs for or during the immediately preceding S&P GSCI Year. If such sources are not reasonably available or do not contain the necessary information, or if S&P Dow Jones Indices determines the information included in any such sources is inaccurate, unreliable or contains manifest error, S&P Dow Jones Indices will identify alternative sources of information. However, if a commodity is primarily a regional commodity, based on its production, use, pricing, transportation or other factors, S&P Dow Jones Indices, in consultation with the S&P GSCI® Index Committee, may calculate the weight of such commodity based on regional, rather than world, production data. At present, natural gas is the only commodity the weight of which is calculated on the basis of regional production data, with the relevant region being North America.

The five-year moving average is updated annually for each commodity included in the S&P GSCI® Index, based on the most recent five-year period (ending approximately two years prior to the date of calculation and moving backwards) for which complete data for all commodities is available. The contract production weights, or CPWs, used in calculating the S&P GSCI® Index are derived from world or regional production averages, as applicable, of the relevant commodities, and are calculated based on the total quantity traded for the relevant contract and the world or regional production average, as applicable, of the underlying commodity.

However, if the volume of trading in the relevant contract, as a multiple of the production levels of the commodity, is below specified thresholds, the CPW of the contract is reduced until the threshold is satisfied. This is designed to ensure that trading in each such contract is sufficiently liquid relative to the production of the commodity.

In addition, S&P Dow Jones Indices performs this calculation on a monthly basis and, if the multiple of any contract is below the prescribed threshold, the composition of the S&P GSCI® Index is reevaluated, based on the criteria and weighting procedure described above. This procedure is undertaken to allow the S&P GSCI® Index to shift from contracts that have lost substantial liquidity into more liquid contracts, during the course of a given year. As a result, it is possible that the composition or weighting of the S&P GSCI® Index will change on one or more of these monthly evaluation dates. In addition, regardless of whether any changes have occurred during the year, S&P Dow Jones Indices reevaluates the composition of the S&P GSCI® Index, in consultation with the S&P GSCI® Index Committee, at the conclusion of each year, based on the above criteria. Other commodities that satisfy such criteria, if any, will be added to the S&P GSCI® Index. Commodities included in the S&P GSCI® Index and its sub-indices which no longer satisfy such criteria, if any, will be deleted.

S&P Dow Jones Indices, in consultation with the S&P GSCI® Index Committee, also determines whether modifications in the selection criteria or the methodology for determining the composition and weights of and for calculating the S&P GSCI® Index are necessary or appropriate in order to assure that the S&P GSCI® Index represents a measure of commodity market performance. S&P Dow Jones Indices has the discretion to make any such modifications, in consultation with the S&P GSCI® Index Committee.

Contract Expirations

Because the S&P GSCI® Index is comprised of actively traded contracts with scheduled expirations, it can only be calculated by reference to the prices of contracts for specified expiration, delivery or settlement periods, referred to as “contract expirations”. The contract expirations included in the S&P GSCI® Index and, as a result thereof, in a sub-index for each commodity during a given year are designated by S&P Dow Jones Indices, in consultation with the S&P GSCI® Index Committee, provided that each such contract must be an “active contract”. An “active contract” for this purpose is a liquid, actively traded contract expiration, as defined or identified by the relevant trading facility or, if no such definition or identification is provided by the relevant trading facility, as defined by standard custom and practice in the industry. The relative liquidity of the various active contracts is one of the factors that may be taken into consideration in determining which of them S&P Dow Jones Indices includes in the S&P GSCI® Index. If a trading facility deletes one or more contract expirations, the S&P GSCI® Index will be calculated during the remainder of the year in which such deletion occurs on the basis of the remaining contract expirations designated by S&P Dow Jones Indices. If a trading facility ceases trading in all contract expirations relating to a particular contract, S&P Dow Jones Indices may designate a replacement contract on the commodity. The replacement contract must satisfy the eligibility criteria for inclusion in the S&P GSCI® Index. To the extent practicable, the replacement will be effected during the next monthly review of the composition of the S&P GSCI® Index. If that timing is not practicable, S&P Dow Jones Indices will determine the date of the replacement and will consider a number of factors, including the differences between the existing contract and the replacement contract with respect to contractual specifications and contract expirations.

License

Standard & Poor’s and S&P are registered trademarks of Standard & Poor’s Financial Services LLC (“S&P”) and Dow Jones is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”). The “S&P GSCI” is a product of S&P Dow Jones Indices LLC, and has been licensed for use by GS Finance Corp. GS Finance Corp.’s notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P, any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the S&P GSCI to track general market performance. S&P Dow Jones Indices only relationship to GS Finance Corp. with respect to the S&P GSCI is the licensing of the Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices. The S&P GSCI is determined, composed and calculated by S&P Dow Jones Indices without regard to GS Finance Corp. or the notes. S&P Dow Jones Indices has no obligation to take the needs of GS Finance Corp. or the owners of the notes into consideration in determining, composing or calculating the S&P GSCI. S&P Dow Jones Indices is not responsible for and has not participated in the determination of the prices, and amount of the notes or the timing of the issuance or sale of the notes or in the determination or calculation of the equation by which the notes are to be redeemed. S&P Dow Jones Indices has no obligation or liability in connection with the administration, marketing or trading of the notes. There is no assurance that investment products based on the S&P

GSCI will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC is not an investment advisor. Inclusion of a security within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice.

S&P DOW JONES INDICES DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE S&P GSCI OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY GS FINANCE CORP., HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P GSCI GOLD INDEX EXCESS RETURN OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND GS FINANCE CORP., OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

Spot Prices of Physical Commodities

Spot Price of Copper

Unless otherwise specified in the applicable pricing supplement, the copper price is the London Metal Exchange (LME) official price, which is the last bid and offer price quoted during the Second Ring of the second session, in U.S. dollars, per metric tonne of Grade A Copper, as published by the LME (between 3:50 pm and 3:55 p.m. London time) for cash sellers plus settlement as displayed on Bloomberg page “LOCADY <comdty>” (or any official successor thereto), as it may be modified, replaced or adjusted from time to time as described under “Supplemental Terms of the Notes — Consequences of a Non-Trading Day or a Market Disruption Event” and “Supplemental Terms of the Notes — Discontinuance or Modification of an Underlier” above.

LME, a member of the HKEx Group, is a world center for the trading of industrial metals – more than 82% of all non-ferrous metal futures business is transacted on one of its three platforms. It is self-regulated and is also regulated by the Financial Conduct Authority. The LME first traded copper in 1877, and introduced its current contract specifications, which require Grade A Copper to be traded in lots of 25 tonnes (the price is quoted per tonne). Sellers of physical copper on the LME must deliver Grade A copper shaped in cathodes and having a chemical composition specified by the LME and must deliver an LME-approved brand that is warehoused at an LME-approved storage facility.

Additional information is available at the following website: https://www.lme.com/metals/non-ferrous/copper/. We are not incorporating by reference the website or any material it includes in this commodity terms supplement no. 27.

Spot Price of Gold

Unless otherwise specified in the applicable pricing supplement, the gold price is the official U.S. dollar LBMA Gold Price (expressed in dollars per troy ounce) calculated and administered by Ice Benchmark Administration (“IBA”) and published by the London Bullion Market Association (“LBMA”) (Bloomberg page GOLDLNPM) (or any official successor thereto), as it may be modified, replaced or adjusted from time to time as described under “Supplemental Terms of the Notes — Consequences of a Non-Trading Day or a Market Disruption Event” and “Supplemental Terms of the Notes — Discontinuance or Modification of an Underlier” above.

The London PM Gold Fixing, which was an internationally accepted benchmark for gold fixing prices published under the auspices of the LBMA since 1919, has been replaced by the LBMA Gold Price. IBA, on behalf of the LBMA, has assumed responsibility for establishing the LBMA Gold Price as of March 20, 2015. The IBA auction process is an electronic auction, with the imbalance calculated, and the price adjusted in rounds (45 seconds in duration). The “imbalance” refers to the difference of 20,000 between the entered buying and selling interest, despite which an auction may conclude. The auction will run twice daily at 10:30am and 3:00pm London time. The round duration will be assessed regularly for suitability. If it is necessary to adjust the duration, this will be advised to all direct participants.

The LBMA Gold Price is quoted in U.S. dollars per troy ounce of gold. To arrive at the LBMA Gold Price, an independent chairperson appointed by IBA sets the starting price and the price for each round based on procedures that are publicly available. Participants enter buy or sell orders by volume in ounces. The price discovery process is in US Dollars but participants may, if they wish, request to settle in different currencies. If the net volume of all participants fall within the pre-determined tolerance at the end of a round (i.e. the imbalance currently set at 20,000 oz.), the auction will be complete, with all volume tradable at that price. Netting of orders is processed automatically for participants with all house and client orders, plus any share of the imbalance, contributing to their final net volume. This net volume is then matched against other participants to produce trades with immediate trade confirmations.

At the end of the auction process, IBA will publish the benchmark price. IBA will also publish a Transparency Report showing for each round: the price in USD; the aggregated bid and offer volume; the number of participants; and the timings for each round. The LBMA Gold Price is available on the LBMA and IBA websites. In addition the data is available from a wide range of Data Vendors and Redistributors. Additional information about the fixing of the LBMA Gold Price may be found at www.lbma.org.uk. We are not incorporating by reference the website or any material it includes in this commodity terms supplement no. 27.

Spot Price of Silver

Unless otherwise specified in the applicable pricing supplement, the silver price is the LBMA Silver Price (expressed in U.S. dollars per troy ounce) published by the LBMA on its website and via third party data vendors (Bloomberg page SLVRLND - US $) (or any official successor thereto) shortly after 12:00 pm London time on each relevant trading day, as it may be modified, replaced or adjusted from time to time as described under “Supplemental Terms of the Notes — Consequences of a Non-Trading Day or a Market Disruption Event” and “Supplemental Terms of the Notes — Discontinuance or Modification of an Underlier” above.

The first day of the LBMA Silver Price was August 15, 2014, replacing the historic London Silver Fix, an internationally accepted benchmark for silver fixing prices, which has been published under the auspices of the LBMA since 1897. The LBMA Silver Price is determined by electronic auction daily at approximately 12:00 p.m., London time, by the six price participants, all of whom are accredited to contribute to the LBMA Silver Price: Bank of Nova Scotia — ScotiaMocatta, HSBC Bank USA, NA London Branch, JPMorgan Chase Bank, Mitsui & Co Precious Metals Inc, The Toronto Dominion Bank and UBS AG. CME Group provides the electronic auction platform on which the price is calculated and Thomson Reuters is responsible for the administration and governance of the LBMA Silver Price.

The LBMA Silver Price is quoted in U.S. dollars per troy ounce of silver. To arrive at the LBMA Silver Price, participants are required to input their buy volume and sell volume orders in lakhs (100,000 ounces) or quarter lakhs (25,000 ounces). The initial price at the start of the process is likely to be close to the spot price. In the first round, the system algorithm will attempt to match buy and sell orders within the permitted tolerance level (3 lakhs). If the buy and sell orders are out of tolerance, the auction price will change and the auction will restart until the buy and sell volumes are in tolerance and the equilibrium price is set.

The LBMA Silver Price is published immediately after the price is fixed, and additional information and historical fixings can be found at www.lbma.org.uk. We are not incorporating by reference the website or any material it includes in this commodity terms supplement no. 27.

Spot Price of Zinc

Unless otherwise specified in the applicable pricing supplement, the zinc price is the LME official price, which is the last bid and offer price quoted during the Second Ring of the second session, in U.S. dollars, per metric tonne of Special High Grade Zinc, as published by the LME (between 3:45 pm and 3:50 pm for cash sellers plus settlement during the second ring session, as displayed on Bloomberg page “LOZSDY <comdty>”) (or any official successor thereto), as it may be modified, replaced or adjusted from time to time as described under “Supplemental Terms of the Notes — Consequences of a Non-Trading Day or a Market Disruption Event” and “Supplemental Terms of the Notes — Discontinuance or Modification of an Underlier” above.

The LME’s zinc contract specifications require zinc to be traded in lots of 25 tonnes (the price is quoted per tonne). Sellers of zinc on the LME must deliver Special High Grade Zinc shaped in ingots and having a chemical composition specified by the LME and must deliver an LME-approved brand that is warehoused at an LME-approved storage facility. Special High Grade Zinc is zinc of minimum 99.995% purity.

Additional information is available at the following website: https://www.lme.com/metals/non-ferrous/zinc/. We are not incorporating by reference the website or any material it includes in this commodity terms supplement no. 27.

Commodity Futures Contracts

A commodity contract is an agreement either to buy or sell a set amount of a specified grade of a physical commodity at a predetermined price, delivery location and delivery period (which is generally referred to as “delivery month”), or to make and receive a cash payment based on changes in the price of the commodity. Generally speaking, the return on an investment in commodity contracts is correlated with, but different from, the return on buying and holding physical commodities. The underlier is comprised solely of a commodity contract on a physical commodity traded on regulated futures trading facilities.

The “first nearby” futures contract refers to the futures contract next scheduled for settlement or delivery that is still available for trading. For example, trading of futures contracts for delivery of WTI crude oil in the current month ceases on the third business day prior to the twenty-fifth calendar day of the month preceding the delivery month. If the twenty-fifth calendar day of the month is a non-business day, trading ceases on the third business day prior to the last business day preceding the twenty-fifth calendar day. The “second nearby” futures contract refers to the futures contract that is the second next scheduled for settlement or delivery that is still available for trading. For example, if a futures contract for delivery in January is trading but is the next to settle, that contract would be the first nearby contract, while a futures contract for delivery scheduled in February would be the second nearby contract until the January contract is no longer trading. Once that occurs, the futures contract for delivery in February would be the first nearby contract.

Your pricing supplement will indicate whether your notes are linked to the first nearby futures contract or the second nearby futures contract. For certain commodities, like Brent Crude futures contracts and certain agricultural contracts, the market for the first nearby futures contract becomes illiquid or produces volatile pricing because of lower trading volume as it nears expiration, while other commodity futures contracts do not experience these issues as they near expiration. If your note is linked to a futures contract that experiences this type of trading or price distortion as the contract nears expiration and the determination date or any averaging date, call observation date, coupon observation date or measurement period observation date for your notes occurs in that period, your pricing supplement will specify that your note will be linked to the second nearby futures contract.

Price of the Brent Crude Contract

Unless otherwise specified in the applicable pricing supplement, the price of the Brent crude futures is the official U.S. dollar settlement price (expressed in dollars per barrel) quoted by ICE Futures Europe of the ICE Brent Crude futures contract (Bloomberg: CO <Cmdty>) (or any official successor thereto), as it may be modified, replaced or adjusted from time to time as described under “Supplemental Terms of the Notes — Consequences of a Non-Trading Day or a Market Disruption Event” and “Supplemental Terms of the Notes — Discontinuance or Modification of an Underlier” above.

ICE Futures Europe has announced that, for contract months up to and including February 2016, trading will cease at the end of the designated settlement period on the business day (a trading day which is not a public holiday in England and Wales) immediately preceding either (i) the 15th calendar day before the first calendar day of the contract month, if such 15th calendar day is a business day; or (ii) if such 15th calendar day is not a business day, the next preceding business day. For contract months from March 2016, trading will cease at the end of the designated settlement period on the last business day of the second month preceding the relevant contract month (e.g. the March contract month will expire on the last business day of January). For contract months from March 2016, if the day on which trading is due to cease would be either: (i) the business day preceding Christmas Day, or (ii) the business day preceding New Year’s Day, then trading shall cease on the next preceding business day.

Brent Crude is the biggest of the many major classifications of crude oil consisting of Brent, Oseberg, Ekofisk, and Forties. Sourced in the North Sea and typically refined in Northwest Europe, Brent crude oil has served as a global benchmark for Atlantic Basin crude oils in general, and low-sulfur

(“sweet”) crude oils in particular, since the 1970s. Oil production from Europe, Africa and the Middle East flowing west tends to be priced relative to Brent crude. A maximum of 92 consecutive contract months will be listed at any one time. The futures contracts are a U.S. dollar denominated, deliverable contract of 1,000 barrels, which is equal to 42,000 U.S. gallons, based on EFP delivery with an option to cash settle.

The ICE Brent Crude futures contracts are listed on ICE Futures Europe. Additional information about the Brent crude contract is available at the following website: https://www.theice.com/products/219/Brent-Crude-Futures. We are not incorporating by reference the website or any material it includes in this commodity terms supplement no. 27.

Price of the Corn Contract

Unless otherwise specified in the applicable pricing supplement, the price of the corn contract is the official U.S. dollar settlement price (expressed in cents per bushel) quoted by the Chicago Board of Trade (“CBOT”) of a corn futures contract during the open outcry session on the trading floor of the CBOT (Bloomberg: C) (or any official successor thereto), as it may be modified, replaced or adjusted from time to time as described under “Supplemental Terms of the Notes — Consequences of a Non-Trading Day or a Market Disruption Event” and “Supplemental Terms of the Notes — Discontinuance or Modification of an Underlier” above.

Corn is a grain that is grown globally and is an ingredient in a diverse range of food products, chemicals and live commodity feed. An increasing percentage of corn is used in biofuel production. Production is extremely concentrated with approximately 40% produced in the United States. The second major global producer of corn is the Peoples’ Republic of China. In the United States, corn trades on the CBOT in 5,000 bushel increments, where delivery is on the No. 2 Yellow at par with substitutions deliverable at various differentials established by the exchange. Contract months are March, May, July, September and December. The corn futures contracts are a dollar denominated, physically settled contract of 5,000 bushels of corn.

The corn futures contracts are listed on the CBOT, which is part of the CME Group. Additional information about the corn contract is available at the following website: http://www.cmegroup.com/trading/agricultural/grain-and-oilseed/corn_contract_specifications.html. We are not incorporating by reference the website or any material it includes in this commodity terms supplement no. 27.

Price of the Gasoline Contract

Unless otherwise specified in the applicable pricing supplement, the price of the gasoline contract is the official U.S. dollar settlement price (expressed in dollars per gallon) quoted by the New York Mercantile Exchange (“NYMEX”) of the New York Harbor RBOB Gasoline futures contract (Bloomberg: XB <Cmdty>) (or any official successor thereto), as it may be modified, replaced or adjusted from time to time as described under “Supplemental Terms of the Notes — Consequences of a Non-Trading Day or a Market Disruption Event” and “Supplemental Terms of the Notes — Discontinuance or Modification of an Underlier” above. The contract is quoted in dollars and cents per gallon.

New York Harbor RBOB Gasoline conforms to industry standards for reformulated regular gasoline blend commodity for blending with 10% denatured fuel ethanol (92% purity) as defined in American Society for Testing Materials D4806 as listed by the Colonial Pipeline for fungible F grade and properly designated for sales in New York and New Jersey. RBOB is a wholesale non-oxygenated blend commodity traded in the New York Harbor barge market that is ready for the addition of 10% ethanol at the truck rack. The futures contract is a U.S. dollar denominated contract for delivery of 42,000 U.S. gallons. 36 consecutive contract months are listed at any given time.

The New York Harbor RBOB Gasoline futures contracts are listed on NYMEX, which is part of the CME Group. Additional information about the gasoline contract is available at the following website: http://www.cmegroup.com/trading/energy/refined-products/rbob-gasoline_contract_specifications.html.

We are not incorporating by reference the website or any material it includes in this commodity terms supplement no. 27.

Price of the Natural Gas Contract

Unless otherwise specified in the applicable pricing supplement, the price of the natural gas contract is the official U.S. dollar settlement price (expressed in dollars per 10,000 million British thermal units (mmBtu)) quoted by NYMEX of the Henry Hub natural gas futures contract (Bloomberg: NG <Cmdty>) (or any official successor thereto), as it may be modified, replaced or adjusted from time to time as described under “Supplemental Terms of the Notes — Consequences of a Non-Trading Day or a Market Disruption Event” and “Supplemental Terms of the Notes — Discontinuance or Modification of an Underlier” above.

Natural gas is used primarily for residential and commercial heating and in the production of electricity and accounts for almost a quarter of United States energy consumption. The price of the natural gas contract is based on delivery at the Henry Hub, which refers to piping and related facilities owned and/or leased by Sabine Pipe Line LLC near Erath, Louisiana. Natural gas trades in contracts for 10,000 million British thermal units and must meet the specifications set forth in the FERC-approved tariff of Sabine Pipe Line LLC as then in effect at the time of delivery.

The Henry Hub natural gas futures contracts are listed on NYMEX, which is part of the CME Group. Additional information about the natural gas contract is available at the following website: http://www.cmegroup.com/trading/energy/natural-gas/natural-gas_contract_specifications.html. We are not incorporating by reference the website or any material it includes in this commodity terms supplement no. 27.

Price of the Soybean Contract

Unless otherwise specified in the applicable pricing supplement, the price of the soybean contract is the official U.S. dollar settlement price (expressed in cents per bushel) quoted by CBOT of a Soybean futures contract during the open outcry session on the trading floor of the CBOT (Bloomberg: S <Cmdty>) (or any official successor thereto), as it may be modified, replaced or adjusted from time to time as described under “Supplemental Terms of the Notes — Consequences of a Non-Trading Day or a Market Disruption Event” and “Supplemental Terms of the Notes — Discontinuance or Modification of an Underlier” above.

Soybeans are an oilseed legume that are grown globally and are known for their high protein content and high oil content. Because soybeans are high in protein, they are a major ingredient in live commodity feed which accounts for the bulk of its usage. A smaller percentage of the crop is processed for human consumption in the form of products such as soy milk, tofu, and soy flour. A growing percentage of soybean consumption comes from the biofuel sector. Production is extremely concentrated with approximately 85% of global production concentrated within the United States, Brazil and Argentina. Harvest time is in the fall, meaning there are two main harvests per year- one in the Northern Hemisphere and one in the Southern Hemisphere. In the United States, soybeans trade on the CBOT in 5,000 bushel increments where delivery is on the No. 2 Yellow bean at par with substitutions deliverable at various differentials established by the exchange. Contract months are January, March, May, July, August, September and November.

The soybean futures contracts are listed on the CBOT, which is part of the CME Group. Additional information about the soybean contract is available at the following website: http://www.cmegroup.com/trading/agricultural/grain-and-oilseed/soybean_contract_specifications.html. We are not incorporating by reference the website or any material it includes in this commodity terms supplement no. 27.

Price of the Wheat Contract

Unless otherwise specified in the applicable pricing supplement, the price of the wheat contract is the official U.S. dollar settlement price (expressed in cents per bushel) quoted by CBOT of a wheat futures contract during the open outcry session on the trading floor of the CBOT (Bloomberg: W <Cmdty>) (or any official successor thereto), as it may be modified, replaced or adjusted from time to time as described under “Supplemental Terms of the Notes — Consequences of a Non-Trading Day or a

Market Disruption Event” and “Supplemental Terms of the Notes — Discontinuance or Modification of an Underlier” above.

Wheat is a grain that is grown globally and is used to produce flour, the key ingredient for breads, pasta, crackers and many other food products, as well as several industrial products such as starches and adhesives. In addition, wheat by-products are used in livestock feeds. Although the United States is a major wheat-producing country, production is not concentrated with approximately 10% of global production concentrated in the United States. In the United States, wheat trades on the CBOT in 5,000 bushel increments, where delivery is on the #2 Soft Red Winter Wheat (also called Chicago Wheat) at par with substitutions deliverable at various differentials established by the exchange. Contract months are March, May, July, September and December.

The wheat futures contracts are listed on the CBOT, which is part of the CME Group. Additional information about the wheat contract is available at the following website:

http://www.cmegroup.com/trading/agricultural/grain-and-oilseed/wheat_contract_specifications.html. We are not incorporating by reference the website or any material it includes in this commodity terms supplement no. 27.

Price of WTI Crude Oil Contract

Unless otherwise specified in the applicable pricing supplement, the price of the WTI crude oil contract is the WTI light sweet crude oil futures contract traded on NYMEX, and when we refer to the level of the WTI Crude Oil Futures Contract, we mean the official U.S. dollar settlement price (expressed in dollars per one barrel) of that WTI crude oil contract, quoted by NYMEX (Bloomberg: “CL<cmdty>”) (or any official successor thereto), as it may be modified, replaced or adjusted from time to time as described under “Supplemental Terms of the Notes—Discontinuance or Modification of the Underlier”.

According to NYMEX, light sweet crude oil (WTI) futures and options are the world’s most actively traded energy product and are the deepest and most liquid global energy benchmark, trading nearly 850,000 futures and options contracts daily. NYMEX reports that total open interest in WTI has exceeded 3 million lots, equivalent to more than 3 billion barrels. Increased access and production of light sweet crude is driven by improved infrastructure and technology as well as procurement of oil from ample shale basins. NYMEX expects production of supply from the Mid-Continent, Bakken, and Canadian oil fields to continue to rise. NYMEX views what it deems as WTI’s superior transparency and convergence to the physical market as enabling investors to make sound judgments on the basis of accurate weekly supply and demand information. The WTI Crude Oil Futures Contract trades in units of 1,000 barrels. WTI crude oil is a blend of several U.S. domestic streams of light sweet crude oil. For WTI crude oil, the delivery point in Cushing, Oklahoma, is a vital transshipment point, where storage facilities and intersecting pipelines provide easy access to refiners and suppliers. Crude oil flows inbound to Cushing from around the country and outbound through dozens of pipelines.

The WTI Crude Oil Futures Contract is listed on NYMEX, which is part of the CME Group. Crude oil futures are listed nine years forward using the following listing schedule: consecutive months are listed for the current year and the next five years; in addition, the June and December contract months are listed beyond the sixth year. Additional months will be added on an annual basis after the December contract expires, so that an additional June and December contract would be added nine years forward, and the consecutive months in the sixth calendar year will be filled in.

Additional information about the WTI Crude Oil Futures Contract is available at the following website: http://www.cmegroup.com/trading/energy/crude-oil/light-sweet-crude_contract_specifications.html. We are not incorporating by reference the website or any material it includes in this commodity terms supplement no. 27.

USE OF PROCEEDS

We intend to lend the net proceeds from the sale of the notes to The Goldman Sachs Group, Inc. or its affiliates. The Goldman Sachs Group, Inc. expects to use the proceeds from such loans for the purposes we describe in the accompanying prospectus under “Use of Proceeds”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the offered notes as described below.

HEDGING

In anticipation of the sale of the notes, we and/or our affiliates expect to enter into hedging transactions involving purchases of the underliers (in the case of spot prices of physical commodities or commodity futures contracts), the underlier commodities, listed or over-the-counter options, futures and/or other instruments linked to the underliers, the underlier commodities, or other instruments linked to the underliers, the underlier commodities and indices designed to track the performance of the relevant markets or components of such markets on or before the trade date. In addition, from time to time after we issue the notes, we and/or our affiliates expect to enter into additional hedging transactions and to unwind those we have entered into, in connection with the notes and perhaps in connection with other notes we issue, some of which may have returns linked to any one or more of the underliers or the underlier commodities. Consequently, with regard to your notes, from time to time, we and/or our affiliates:

●	expect to acquire or dispose of positions in listed or over-the-counter options, futures or other instruments linked to some or all of the underliers or some or all underlier commodities;

●	may take or dispose of positions in the underlier commodities themselves or the underliers (in the case of spot prices of physical commodities or commodity futures contracts);

●

may take or dispose of positions in listed or over-the-counter options or other instruments based on underliers designed to track the performance of the relevant commodities markets or components of such markets, and/or

●

may take short positions in the commodity underliers or other securities of the kind described above — i.e., we and/or our affiliates may sell securities of the kind that we do not own or that we borrow for delivery to purchaser.

We and/or our affiliates may acquire a long or short position in securities similar to your notes from time to time and may, in our or their sole discretion, hold or resell those securities.

In the future, we and/or our affiliates expect to close out hedge positions relating to the notes and perhaps relating to other notes with returns linked to the underliers or the underlier commodities. We expect these steps to involve sales of instruments linked to the underliers or the underlier commodities on or shortly before the determination date. These steps also may involve sales and/or purchases of some or all of the underlier commodities or listed or over-the-counter options, futures or other instruments linked to any one or more of the underliers, some or all of the underlier commodities or indices designed to track the performance of the relevant market.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the notes.

The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the U.S. Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions (“prohibited transactions”) involving the assets of an employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (including individual retirement accounts, Keogh plans and other plans described in Section 4975(e)(1) of the Code) (a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the Plan; governmental plans may be subject to similar prohibitions unless an exemption applies to the transaction. The assets of a Plan may include assets held in the general account of an insurance company that are deemed “plan assets” under ERISA or assets of certain investment vehicles in which the Plan invests. Each of The Goldman Sachs Group, Inc. and certain of its affiliates may be considered a “party in interest” or a “disqualified person” with respect to many Plans, and, accordingly, prohibited transactions may arise if the notes are acquired by or on behalf of a Plan unless those notes are acquired and held pursuant to an available exemption. In general, available exemptions are: transactions effected on behalf of that Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90-1), transactions involving bank collective investment funds (prohibited transaction exemption 91-38) and transactions with service providers under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code where the Plan receives no less and pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code). The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the plan, by purchasing and holding the notes, or exercising any rights related thereto, to represent that (a) the plan will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code) in connection with the purchase and holding of the notes, (b) none of the purchase, holding or disposition of the notes or the exercise of any rights related to the notes will result in a non-exempt prohibited transaction under ERISA or the Code (or, with respect to a governmental plan, under any similar applicable law or regulation), and (c) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA or, with respect to a governmental plan, under any similar applicable law or regulation) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the notes, or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the notes, and no advice provided by The Goldman Sachs Group, Inc. or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the notes and the transactions contemplated with respect to the notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh plan) and propose to invest in the notes, you should consult your legal counsel.

SUPPLEMENTAL PLAN OF DISTRIBUTION

With respect to each note to be issued, GS Finance Corp. expects to agree to sell to GS&Co., and GS&Co. expects to agree to purchase from GS Finance Corp., the principal amount of the notes specified, at the price specified under “Net proceeds to the issuer”, in the applicable pricing supplement. GS&Co. proposes initially to offer each note it purchases to the public at the original issue price specified in the applicable pricing supplement and, if the applicable pricing supplement so provides, to certain securities dealers at such price less a concession or no concession as specified in the applicable pricing supplement.

In the future, GS&Co. or other affiliates of GS Finance Corp. may repurchase and resell the notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. The estimated share of GS Finance Corp. of the total offering expenses for your notes, excluding underwriting discounts and commissions and marketing and licensing fees, will be provided in the applicable pricing supplement. For more Information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) an offer of notes which are the subject of the offering contemplated by this commodity terms supplement no. 27 in relation thereto may not be made to the public in that Relevant Member State except that, with effect from and including the Relevant Implementation Date, an offer of such notes may be made to the public in that Relevant Member State:

a)	at any time to any legal entity which is a qualified investor as defined in the Prospectus Directive;

b)	at any time to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the relevant dealer or dealers nominated by the issuer for any such offer; or

c)	at any time in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require us or any dealer to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression “an offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State. The expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU) and includes any relevant implementing measure in each Relevant Member State.

GS&Co. has represented and agreed that:

(a) in relation to any notes that have a maturity of less than one year (i) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (ii) it has not offered or sold and will not offer or sell any notes other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the notes would otherwise constitute a contravention of Section 19 of the Financial Services and Markets Act 2000 (the “FSMA”) by The Goldman Sachs Group, Inc.;

(b) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to GS Finance Corp.; and

(c) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

No advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), if such advertisement, invitation or document is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside of Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

The notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The notes may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

This commodity terms supplement no. 27, along with the applicable pricing supplement, the accompanying prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this commodity terms supplement no. 27, along with the applicable pricing supplement, the accompanying prospectus supplement and prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferred except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) as specified in Section 276(7) of the SFA, or (5) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for six months after that trust has acquired the notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

Conflicts of Interest

GS&Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in any offering of notes within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, any offering of notes will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell notes in any offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

    We have not authorized anyone to provide any information or to make any representations other than those contained in or incorporated by reference in this commodity terms supplement no. 27, the accompanying prospectus supplement or the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may provide. This commodity terms supplement no. 27 is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this commodity terms supplement no. 27, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

Commodity Terms Supplement No. 27

GS Finance Corp.

Medium-Term Notes, Series E

guaranteed by

The Goldman Sachs Group, Inc.

Commodity Terms Supplement

Notes Linked to the Performance of One or More Commodity Indices, Spot Prices of Physical Commodities or Commodity Futures Contracts

Goldman, Sachs & Co.